Exhibit 10.1

EXECUTION VERSION

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”) made as of the 10th day of April, 2019 by and between MB-REEC HOUSTON PROPERTY OWNER LLC, a Delaware limited liability company, having an address c/o Magnum Real Estate Group, 594 Broadway, Suite 1010, New York, New York 10012 (“Seller”) and ARG NYC196ORCHARD, LLC, a Delaware limited liability company, having an address c/o AR Global, 405 Park Avenue, New York, New York 10022 (“Purchaser”).

WITNESSETH:

1.	Agreement to Sell and Purchase: Description of Property.

1.1.        Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, upon the terms and conditions hereinafter contained, all right, title and interest of Seller in and to:

(a)       Those certain commercial condominium units designated as Lot 1321 (“Unit RTL1”), Lot 1322 (“Unit RTL2”) and Lot 1323 (“Unit COMM”) in Block 412 of the Borough of Manhattan on the Tax Map of the Real Property Assessment Department of the City of New York and on the floor plans of the Building filed with the Real Property Assessment Department of The City of New York on December 8, 2017, as Condominium Plan No. 2790 and also filed in the Register’s Office on December 21, 2017, as Condominium Map No. 2017000466298 (each of Unit RTL1, Unit RTL2 and Unit COMM, individually a “Unit” and collectively, the “Units”), which Units are located in the building known as 196 Orchard Street and having an address at 196 Orchard Street, New York, New York 10002 (the “Building”), such Building lying and being situated in the Borough of Manhattan, City, County and State of New York (such land upon which the Building is erected, shall be referred to as the “Land”, and shall be more particularly described on Exhibit A annexed hereto); said Units being designated and described in a certain declaration dated October 18, 2017 establishing a plan for condominium ownership of the Building, made by Seller as the sponsor under the Condominium Act of the State of New York (Article 9-B of the Real Property Law of the State of New York), which declaration was recorded in the Office of the Register of the City of New York, County of New York (“Register’s Office”) on December 21, 2017, as CRFN 2017000466397 (the “Declaration”). The condominium established by the Declaration and the other Condominium Documents (as hereinafter defined) is known as the 196 Orchard Condominium (the “Condominium”).

(b)       An undivided 6.7078% interest in the Common Elements (as such term is defined in the Declaration and which term shall be deemed to include Seller’s right, title and interest in any limited common elements attributable to or used in connection with the applicable Unit) appurtenant to Unit RTL1, an undivided 13.5769% interest in the Common Elements appurtenant to Unit RTL2 and an undivided 19.8001% interest in the Common Elements appurtenant to Unit COMM (collectively, the “Common Interests”).

(c)        All fixtures, machinery, tangible personal property and equipment (excluding furniture, furnishings, equipment and other personal property of the Tenants (as hereinafter defined)) used in connection with or attached or appurtenant to or at or upon the Units as of the date hereof, including, without limitation, such fire protection, heating, lighting, plumbing, electrical, air conditioning systems, hot water heaters, appliances, carpeting, furnaces, motors, boiler pressure systems and equipment, security systems equipment, rest room fixtures, shelving, partitioning and ventilating equipment as now exist on or about the Units, if any (collectively, the “Tangible Property”).

(d)        The interest of Seller (as landlord) in and to the Leases (as hereinafter defined) of all or any portion of the Units, and security deposits, if any, held by Seller thereunder on the Closing Date (as hereinafter defined).

(e)        All rights, privileges, grants and easements appurtenant to Seller's interest in the Units, including, without limitation, all of Seller's right, title and interest, if any, in and to all easements, licenses, covenants and other rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Units (the “Intangible Property”).

2.

The Land, together with the Building, is sometimes known as the “Real Property”. The Units, the Common Interests, the Tangible Property, Seller’s interest in the Leases, and the Intangible Property are sometimes collectively referred to herein as the “Property”.

1.2         Seller, as sponsor of the Condominium, intends to file (i) a Thirteenth Amendment to the Offering Plan of 196 Orchard Condominium (the “13th Amendment”), substantially in the form attached hereto as Exhibit L-1; (ii) a Fourteenth Amendment to the Offering Plan of 196 Orchard Condominium (the “14th Amendment”), substantially in the form attached hereto as Exhibit L-2; and (iii) an amendment to the Condominium Declaration and By-Laws to incorporate those points enumerated in the annexed Exhibit N (the “Dec/By-Law Amendment”, and together with the 13th Amendment, the 14th Amendment, collectively, the “New Condominium Documents”).

1.2.1        Pursuant to the 13th Amendment, Seller (as sponsor of the Condominium), intends to offer the Units for sale for the prices set forth therein.

1.2.2        Pursuant to the 14th Amendment, Seller (as sponsor of the Condominium) intends to create a Non-Residential Storage Unit consisting of approximately 429 square feet (the “NRSU”) within the Condominium by subdividing that portion of Unit RTL2 designated on the 14th Amendment and creating a new tax lot therefor. Notwithstanding the fact that the 14th Amendment has not yet been accepted for recordation by the applicable governmental and/or quasi-governmental agencies and notwithstanding the form of 14th Amendment set forth in Exhibit L-2, in the event that the Condominium determines to resume common charges in accordance with the Eleventh Amendment to the Offering Plan (the “11th Amendment”), the final form of 14th Amendment may contain language disclosing the expiration of the Waiver Period (as such term is defined in the “11th Amendment”). For the avoidance of doubt, all references in this Agreement to “Unit RTL2” shall refer to the description of Unit RTL2 contained in the 14th Amendment.

3.

1.3         Seller shall not sell, assign, transfer or deliver to Purchaser and Purchaser shall not purchase, acquire or accept from Seller, except as expressly set forth in this Agreement (including, without limitation, Section 6 herein), any rights and interests and obligations of Seller as owner of the Property arising prior to the Closing (as hereinafter defined) (including, without limitation, tax refunds and, subject to Section 11 hereof, casualty and condemnation proceeds) attributable solely to periods prior to the Closing.

2.	Exceptions to Title; Title Matters.

2.1.        The Property is sold and shall be conveyed subject to the following (the “Permitted Exceptions”):

2.1.1.        The Condominium Documents, together with (i) the 13th Amendment substantially in the form annexed as Exhibit L-1, (ii) the 14th Amendment substantially in the form annexed as Exhibit L-2 as same may be modified in accordance with the provisions of Section 1.2.2 of this Agreement, and (iii) the Dec/By-Law Amendment incorporating the points on the annexed Exhibit N.

2.1.2.        All presently existing and future liens for unpaid real estate taxes and water and sewer charges attributable solely to the Units and not due and payable as of the Closing Date (as hereinafter defined), subject to adjustment as hereinbelow provided.

2.1.3.        All present and future zoning, building, environmental and other laws, ordinances, codes, restrictions and regulations of all governmental authorities having jurisdiction with respect to the Property, including, without limitation, landmark designations and all zoning variances and special exceptions, if any (collectively, “Laws and Regulations”), provided the then-current use of the Units, each in accordance with its respective Lease, as of the Closing Date do not violate such Laws and Regulations.

4.

2.1.4.        All covenants, restrictions and rights and all easements and agreements for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Property existing as of the Closing Date (collectively, “Rights”), provided none of the foregoing imposes any monetary obligation on the owner of the Units, materially interferes with the current use of any Unit or gives any Tenant the right to terminate its Lease or abate the payment of rent thereunder.

2.1.5.        State of facts shown on or by survey prepared by American Surveying and Mapping, Inc. dated March 6, 2019 (and last revised March 20, 2019) (collectively, “Facts”).

2.1.6.        Rights of those certain tenants of the Units (“Tenants”) as tenants only, with no rights or options to purchase, pursuant to the leases with Seller, as more particularly described on the rent roll (the “Rent Roll”) set forth on Exhibit B annexed hereto and made a part hereof (the leases set forth on the Rent Roll are each a “Lease”, and collectively, the “Leases”).

2.1.7.        All violations of building, fire, sanitary, environmental, housing and similar Laws and Regulations now or hereafter noted on the Title Report (as hereinafter defined) or any continuation thereof through and including the Closing Date affecting the Units (collectively, “Violations”); provided, however, that (i) Seller shall pay at Closing any fines or penalties arising from such Violations which are in a liquidated amount and are set forth on the Title Report or any continuation thereto; and (ii) Seller shall use commercially reasonable efforts to cure all Seller-Obligated Violations (as hereinafter defined) and/or to have such Seller-Obligated Violations removed of record prior to the Closing in accordance with the provisions of Section 2.7 of this Agreement, provided that (x) Seller’s failure or inability to cure or remove of record any Seller-Obligated Violation shall in no event be deemed to be a default or breach by Seller of this Agreement or a failure of a condition precedent to Purchaser’s obligations under this Agreement, and shall in no way impair Purchaser’s obligations under this Agreement or entitle Purchaser to delay the Closing or receive a credit against, or reduction of, the Purchase Price, and (y) at Closing, Seller shall execute and deliver the Seller Violation Undertaking Agreement (as hereinafter defined) with respect to all Seller-Obligated Violations which have not been cured or removed of record as of the Closing.

5.

2.1.8.        Consents by Seller or any former owner of the Property or the Land for the erection of any structure or structures on, under or above any street or streets on which the Property may abut.

2.1.9.        Possible encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under or above any street or highway, the Units, the Building, the Real Property, or the Property, so long as same does not materially interfere with the current use of any Unit.

2.1.10.        Minor variations between tax lot lines and lines of record title by and among the Units, the Building, the Real Property, the Property or any adjoining property.

2.1.11.        Any lien or encumbrance (including, without limitation, any mechanics’ and materialmen’s lien) the removal of which is the obligation of a Tenant pursuant to its respective Lease.

2.1.12        Standard printed exclusions from coverage to title contained in the ALTA form of owners title policy currently in use in New York State, identified on the Exclusions from Coverage page of the Title Report.

2.1.13        Any financing statements or chattel mortgages filed on a day more than five (5) years prior to the Closing.

2.1.14.        The matters described in Exhibit C attached hereto and made a part hereof.

2.1.15.        Any restrictive covenants, conditions, agreements, reservations, encroachments, easements and rights of way of record as of the date hereof and set forth on Schedule B of the Title Report, provided that same do not prevent the current use of the Units or the Real Property.

6.

2.1.16.       Designation of the Building as an historical landmark or being within a landmark district.

2.1.17.        A certificate of occupancy covering each of the Units so long as same permit(s) the lawful use of the Unit(s) in accordance with the applicable Lease affecting such Unit in effect as of the Closing Date, as same may be modified or amended, provided that no such modification or amendment shall materially interfere with the current use of the applicable Unit without the necessity of a special permit or variance.

2.1.18.        Any lien or encumbrance caused (directly or indirectly) by the Purchaser, or created with the prior written approval of Purchaser.

2.1.19.        Any other matter which the Title Company (as hereinafter defined) may raise as an exception to title, provided the Title Company will, to Purchaser’s reasonable satisfaction (in its sole and absolute discretion) affirmatively insure over (at no additional cost to Purchaser) such that neither Purchaser’s title to the Units nor the current use of the Units will be adversely and materially affected.

2.1.20.        The Seller NRSU Lease (as hereinafter defined), in the event that such lease is executed by the parties at Closing in accordance with the provisions of this Agreement.

7.

2.2.        Purchaser agrees promptly upon the execution of this Agreement at its sole cost and expense to cause title to the Property to be examined by Chicago Title Insurance Company or any other reputable title insurance company licensed to do business in the State of New York (the “Title Company”) and shall direct the Title Company to deliver copies of such title report (the “Title Report”) to Seller's attorney promptly following the delivery of same to Purchaser. Purchaser further agrees that not later than the date which is ten (10) Business Days (as hereafter defined) following Purchaser's receipt of the Title Report, Purchaser will furnish to Seller's attorneys a writing (the “Title Report Objection Notice”) specifying any matters disclosed by the Title Report, other than the Permitted Exceptions, to which Purchaser objects. Purchaser’s failure to deliver the Title Report Objection Notice to Seller on or prior to 5:00 P.M. New York City Time on the date which is ten (10) Business Days following Purchaser’s receipt of the Title Report shall constitute Purchaser’s irrevocable acceptance of the Title Report and Purchaser shall be deemed to have unconditionally waived any right to object to any matters set forth therein. If, after giving the Title Report Objection Notice to Seller, continuation reports or other written evidence, indicating any matters affecting title to the Property which are not Permitted Exceptions, receipt of such continuation reports or other written evidence of such title defects by Seller’s attorneys shall constitute notice of objection to such title defects as if same were set forth in the Title Report Objection Notice. For the avoidance of doubt, Purchaser agrees and acknowledges it is not a condition precedent to Purchaser’s obligation to close in accordance with this Agreement that the Title Company issue, or Purchaser obtain, an owner’s policy of title insurance with respect to Purchaser’s acquisition (or a lender’s policy of title insurance in conjunction with any relating financing) of the Property; provided, however, that Purchaser and its lender shall have the option of obtaining title insurance.

2.3.        Seller shall have ten (10) Business Days after receipt of the applicable Title Report Objection Notice or continuation reports or other written evidence, indicating any matters affecting title to the Property which are not Permitted Exceptions, as applicable, or if the foregoing are received less than ten (10) Business Days before the Closing Date, two (2) Business Days prior to the Closing Date, to either (x) notify Purchaser that Seller will pay, bond or escrow the funds necessary to cure the matters set forth (or deemed set forth) in the Title Report Objection Notice at or prior to the Closing or (y) notify Purchaser that Seller is unable or unwilling to cure such objections (subject to the following provisions of this paragraph).

8.

2.3.1          If Seller notifies Purchaser within said ten (10) Business Days (or earlier, as applicable) that it is unable or unwilling to eliminate any of the matters set forth (or deemed set forth) in the Title Report Objection Notice on or prior to the Closing Date unless the same is waived by Purchaser in writing (a “Seller Objection Notice”), then, Purchaser may elect by notice to Seller to be delivered within five (5) Business Days following receipt of the Seller Objection Notice (or if the foregoing is received less than five (5) Business Days before the Closing Date, by the Closing Date) to either: (i) accept the Units subject to such matters without abatement of the Purchase Price, in which event such matters shall be deemed to be Permitted Exceptions, or (ii) terminate this Agreement by written notice given to Seller and Escrow Agent (as hereinafter defined) delivered on or promptly after the date scheduled for the Closing, in which event Escrow Agent shall repay to Purchaser the Downpayment (as hereinafter defined), together with any interest earned thereon, subject to Section 23 hereof.

2.3.2          If Seller shall fail to notify Purchaser that it is unable or unwilling to eliminate any of the matters set forth (or deemed set forth) in the Title Report Objection Notice, then Seller shall be deemed to have elected not to cure such matters. If Purchaser shall fail to deliver the termination notice described in Section 2.3.1(ii) above, Purchaser shall be deemed to have made the election under Section 2.3.1(i) above. In the event Purchaser makes the election described in Section 2.3.1(ii) above, this Agreement shall thereupon be deemed canceled and become void and of no further effect, and neither party hereto shall have any obligations of any nature to the other hereunder or by reason hereof, except for any provisions herein that expressly recite that they survive such termination.

2.3.3          Subject to the terms of this Agreement, Seller shall not be required to take or bring any action or proceeding or any other steps to remove any defect in or objection to title or to fulfill any condition precedent to Purchaser's obligations under this Agreement or to expend any moneys therefor, nor shall Purchaser have any right of action against Seller therefor, at law or in equity.

9.

2.3.4          If, on the Closing Date, Seller fails or is unable to convey to Purchaser title to the Property subject to and in accordance with the provisions of this Agreement, Seller shall be entitled, upon written notice delivered to Purchaser on or prior to the Closing Date, to reasonable adjournments of the Closing one or more times for a period not to exceed the earlier of (i) forty-five (45) days in the aggregate and (ii) the expiration of Purchaser’s mortgage commitment, to enable Seller to convey such title to the Property; provided that nothing contained in this Section 2.3.4 shall be deemed to create a mortgage contingency. If Seller does not so elect to adjourn the Closing, or if at the adjourned date Seller is unable to convey title subject to and in accordance with the provisions of this Agreement, Purchaser may terminate this Agreement by written notice, receive a refund of the Downpayment (together with all interest thereupon) and following such termination, neither party shall have any obligation to the other except for those provision which expressly survive this Agreement.

2.3.5          Notwithstanding anything set forth in this Agreement to the contrary, Purchaser is automatically deemed to have objected to and Seller shall, on or prior to the Closing, pay, discharge or remove of record or cause to be paid, bonded, discharged or removed of record, at Seller’s sole cost and expense all of the following items disclosed by the Title Report or any update or continuation of same: (a) Voluntary Liens (as hereinafter defined) and (b) any matters set forth (or deemed set forth) in any Title Report Objection Notice which (i) would not fall within the definition of Voluntary Liens, (ii) were suffered or placed without Seller’s consent and (iii) which can be removed solely by the payment of a liquidated sum of money (which includes any sum to cure the defect). Seller will not be obligated to expend more than Five Hundred Thousand and 00/100 dollars ($500,000.00), in the aggregate (the “Mandatory Cure Cap”) to cure the matters described in clause (b) of this Section 2.3.5. The term “Voluntary Liens” as used herein shall mean (x) matters evidencing a monetary lien against a Unit, including mortgages or other encumbrances on a Unit pertaining to financing such as assignments of leases and rents or UCC-1 financing statements, other than any mortgage being assigned at Closing to Purchaser’s lender in accordance with Section 27.3 of this Agreement; (y) consensual liens which Seller has knowingly suffered or allowed to be placed on the Property (including, without limitation, all judgments, mechanic’s or materialman’s liens or tax liens affecting any Unit); and (z) any other matters which Seller has agreed to cure pursuant to this Section 2.3.5. Notwithstanding anything in this Agreement to the contrary, Purchaser shall have all of the rights and remedies provided for in Section 10.2 hereof (but subject to the provisions of Sections 2.3.5.1 and 2.3.5.2, in the event that Purchaser elects to terminate this Agreement and seek a Downpayment Return (as hereinafter defined)) in the event Seller breaches its obligations under this Section 2.3.5.

10.

2.3.5.1          In the event that the matters described in Section 2.3.5(b) exceed the Mandatory Cure Cap (with respect to which Seller’s election to cure or not cure shall be included in the Seller Objection Notices, if at all), and Seller does not elect to expend amounts in excess thereof, Purchaser may, in its sole and absolute discretion, elect to either, (i) accept title subject to such matters described in Section 2.3.5(b) exceeding the Mandatory Cure Cap or (ii) exercise its rights and remedies provided for in Section 10.2 hereof; provided that in the event that Purchaser seeks a Downpayment Return (only with respect to this Section 2.3.5), Purchaser must deliver written notice to Seller and Escrow Agent of its election to terminate this Agreement (a “MCC Termination Notice”) in which event neither party hereto shall have any further rights or obligations hereunder, except for those rights and obligations which are expressly stated in this Agreement to survive the termination hereof.

2.3.5.2          Notwithstanding the foregoing, Seller may negate Purchaser’s proposed Downpayment Return and termination of this Agreement in accordance with Section 2.3.5.1 within the earlier of (i) five (5) Business Days’ of Seller’s receipt of a MCC Termination Notice and (ii) the Closing Date, in which event the Agreement shall not be terminated, the Closing shall occur as and when required pursuant to this Agreement, at the Closing Purchaser shall receive a credit against the Purchase Price in the sum of all amounts required to cure the matters described in Section 2.3.5(b) hereof, regardless of whether such amounts are in excess of the Mandatory Cure Cap (less any portion of the Mandatory Cure Cap previously expended by Seller in connection with curing the matters described in Section 2.3.5(b) hereof), and Seller shall have no further obligation or liability with respect to any items set forth in Section 2.3.5.

11.

2.4.        Notwithstanding anything in Section 2.3 above to the contrary, Purchaser may at any time accept such title as Seller can convey, without reduction of the Purchase Price (as hereinafter defined) or any credit or allowance on account thereof or any claim against Seller. The acceptance of the Deed (as hereinafter defined) by Purchaser shall be deemed to be full performance of, and discharge of, every agreement and obligation on Seller's part to be performed under this Agreement, except for those obligations which expressly survive the Closing and as otherwise set forth in the documents to be delivered at Closing.

2.5.        If and only if the Closing shall occur, the amount of any unpaid taxes, assessments and water and sewer charges which Seller is obligated to pay and discharge, with interest and penalties, may at the option of Seller be allowed to Purchaser out of the balance of the Purchase Price (provided that Purchaser shall have no obligation in excess of the balance of the Purchase Price), if official bills therefor with interest and penalties thereon figured to said date are furnished to or obtained by the Title Company at the Closing for payment thereof.

2.6.        If the Property shall, at the time of the Closing, be subject to any liens such as for judgments or transfer, inheritance, estate, franchise, license or other similar taxes or any encumbrances or other title exceptions which would be grounds for Purchaser to reject title hereunder (other than Voluntary Liens), the same shall not be deemed an objection to title provided that, at the time of the Closing, either (a) Seller directs the Title Company, only in the event that Closing occurs, to use all or a portion of the Purchase Price and delivers to Purchaser and/or the Title Company at the Closing instruments in recordable form sufficient to satisfy and discharge of record such liens and encumbrances together with the cost of recording or filing such instruments (provided that, and for the avoidance of doubt, Purchaser shall have no obligation in excess of the Purchase Price), or (b) the Title Company will otherwise issue or bind itself to issue a policy which will insure Purchaser against collection thereof from or enforcement thereof against the Property.

12.

2.7         Between the date hereof and the Closing Date, Seller shall use commercially reasonable efforts to cure, remove of record and/or cause to be removed of record at Seller’s sole cost and expense, (i) those Violations which were noted or issued against the Units on or after the date that Seller acquired title to the Land (each an “Existing Seller-Obligated Violation”; collectively the “Existing Seller-Obligated Violations”), and (ii) any Violation which shall be noted or issued against the Units between the date hereof and the Closing Date that is not a Tenant-Obligated Violation (as hereinafter defined) (each a “New Seller-Obligated Violation”; collectively, the “New Seller-Obligated Violations”; and together with the Existing Seller-Obligated Violations, each a “Seller-Obligated Violation”, and collectively the “Seller-Obligated Violations”). Notwithstanding the foregoing, Seller’s failure or inability to cure, remove of record and/or cause to be removed of record any Seller-Obligated Violation shall in no event be deemed to be a default or breach by Seller of this Agreement, or failure of a condition precedent to Purchaser’s obligations under this Agreement, and shall in no way impair Purchaser’s obligations under this Agreement or entitle Purchaser to delay the Closing or receive a credit against, or reduction of, the Purchase Price. In the event that any Seller-Obligated Violation has not been cured and remains of record as of the Closing Date, at the Closing, Seller shall deliver an undertaking on terms reasonably acceptable to Purchaser and Seller which shall obligate Seller to continue to use commercially reasonable efforts following the Closing to cause such Seller-Obligated Violation(s) to be cured and/or removed of record following the Closing Date at Seller’s sole cost and expense, provided that Purchaser shall provide Seller such cooperation (including but not limited to executing any applications or affidavits as reasonably required by Purchaser) required by Seller in furtherance thereof (the “Seller Violation Undertaking Agreement”). If Seller defaults under any of its obligations in this Section 2.7, Purchaser shall have all of the rights set forth in Section 10.2 hereof.

13.

2.7.1          For purposes of this Agreement, the term “Tenant-Obligated Violation” shall refer to any Violation noted or issued against the Units prior to the Closing Date, the removal of which is an obligation of a Tenant pursuant to its Lease.

2.7.2          Seller shall have no obligation to cure or cause any Tenant-Obligated Violation to be removed of record, nor shall Seller be obligated to deliver any escrow to the Title Company or take any action with respect to any Tenant-Obligated Violation, whether prior or subsequent to Closing.

3.	Purchase Price and Payment

3.1.         The purchase price payable to Seller for the Property is EIGHTY-EIGHT MILLION SEVEN HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($88,750,000.00) (the “Purchase Price”), subject to such apportionments, adjustments and credits as are provided herein. The Purchase Price shall be allocated among the Units as follows: THIRTY-SIX MILLION THREE HUNDRED EIGHTY-SEVEN THOUSAND FIVE HUNDRED AND 00/100 DOLLARS ($36,387,500.00) of the Purchase Price shall be allocated to Unit COMM, TWENTY-NINE MILLION TWO HUNDRED EIGHTY-SEVEN THOUSAND FIVE HUNDRED AND 00/100 DOLLARS ($29,287,500.00) of the Purchase Price shall be allocated to Unit RTL1 and TWENTY-THREE MILLION SEVENTY-FIVE THOUSAND AND 00/100 DOLLARS ($23,075,000.00) of the Purchase Price shall be allocated to Unit RTL2.

3.2.         The Purchase Price shall be payable as follows:

14.

3.2.1.         FOUR MILLION FOUR HUNDRED THIRTY-SEVEN THOUSAND FIVE HUNDRED AND 00/100 ($4,437,500.00) DOLLARS (the “Downpayment”) shall be paid by Purchaser on or before such date which is two (2) Business Days from the date hereof by federal funds wire transfer to an account at such bank or banks as designated by Chicago Title Insurance Company, as escrow agent (in such capacity, the “Escrow Agent”). If the Downpayment is not made when due or the check for same is dishonored by the bank on which it is drawn, then (x) such failure shall constitute a material and incurable breach of this Agreement by Purchaser, and (y) Seller shall be entitled to immediately terminate this Agreement (without affording Purchaser any cure period).

3.2.2.          EIGHTY-FOUR MILLION THREE HUNDRED TWELVE THOUSAND FIVE HUNDRED AND 00/100 ($84,312,500.00) DOLLARS shall be paid to Seller on the date of the Closing, subject to the apportionments, adjustments and credits referenced herein, simultaneously with the delivery of the Deed by federal funds wire transfer of immediately available funds to an account at such bank or banks as shall be designated by Seller.

3.2.3           The Downpayment shall be held by Escrow Agent and disbursed in accordance with the terms and conditions of this Agreement. Any interest earned on the Downpayment shall be deemed to be part of the Downpayment and shall be paid together with the principal portion of the Downpayment, it being understood and agreed that any interest earned on the Downpayment shall be paid to the party entitled to the Downpayment and shall, upon the consummation of the transactions described in this Agreement at Closing (if at all), be the property of Seller and credited to the Purchase Price.

3.3.        Purchaser expressly agrees and acknowledges that Purchaser's obligations hereunder are not in any way conditioned upon or qualified by Purchaser's ability to obtain financing of any type or nature whatsoever (i.e., whether by way of debt financing or equity investment, or otherwise) to consummate the transaction contemplated hereby; provided, however, nothing in this Section 3.3 shall be interpreted as preventing Purchaser from seeking to obtain financing in connection with the transactions contemplated in this Agreement.

15.

4.             Closing.         The closing (“Closing”) shall take place through an escrow closing with the Title Company, or, if required, at the offices of Purchaser's lender or its lender’s attorneys in the City of New York (provided that Seller shall always have the option to close in escrow with the Title Company), at 10:00 A.M. New York City time, on June 10, 2019 (such date as may be adjourned by Seller in accordance with the express provisions of this Agreement being herein referred to as the “Closing Date”). Notwithstanding the foregoing, upon Seller’s good faith belief that an adjournment of the Closing Date may permit the NRSU Subdivision (as hereinafter defined) to be completed prior to Closing, Seller may adjourn the Closing Date one or more times for a period not to exceed ten (10) days in the aggregate (such date being the “Outside Closing Date”) by delivering written notice to Purchaser and its counsel prior to the then-scheduled Closing Date. “Time shall be of the essence” with respect to the Closing Date and the Outside Closing Date, as applicable.

5.	“AS IS”

5.1         Except as may otherwise be expressly set forth in the Agreement, Purchaser is expressly purchasing the Property in its existing condition as of the date hereof, reasonable wear and tear excepted, “AS IS, WHERE IS, AND WITH ALL FAULTS” with respect to all facts, circumstances, conditions and defects. Subject to the terms of this Agreement, Seller has no obligation to determine or correct any such facts, circumstances, conditions or defects or to compensate Purchaser for same. Seller has specifically bargained for the assumption by Purchaser of all responsibility to investigate the Property, the Building, the Units, Laws and Regulations, the Condominium Documents (including the New Condominium Documents), Rights, Facts, Leases and Violations and of all risk of adverse conditions and has structured the Purchase Price and other terms of this Agreement in consideration thereof. At Closing, Purchaser shall have undertaken all such investigations of the Property, the Building, the Units, Laws and Regulations, the Condominium Documents (including the New Condominium Documents), Rights, Facts, Leases and Violations as Purchaser deemed necessary or appropriate under the circumstances as to the status of the Property and based upon same Purchaser is and will be relying strictly and solely upon such inspections and examinations and the advice and counsel of its own consultants, agents, legal counsel and officers and Purchaser is and will be fully satisfied that the Purchase Price is fair and adequate consideration for the Property, and by reason of all the foregoing, except as otherwise set forth in this Agreement, Purchaser assumes at Closing the full risk of any loss or damage occasioned by any fact, circumstance, condition or defect pertaining to the Property.

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5.2         Seller hereby disclaims all warranties of any kind or nature whatsoever (including warranties of habitability and fitness for particular purposes), whether expressed or implied, including, without limitation, warranties with respect to the Property. Purchaser acknowledges that, Purchaser is not relying upon any representation of any kind or nature made by Seller, any of the Seller Related Parties (as hereinafter defined) or Broker (as hereinafter defined) with respect to the Property except as expressly set forth in this Agreement, the documents described in Section 8 of this Agreement and the Condominium Documents (including the New Condominium Documents), and that, in fact, no such representations were made except as expressly set forth in this Agreement, the documents described in Section 8 of this Agreement and the Condominium Documents (including the New Condominium Documents).

5.3         Seller makes no warranty with respect to the presence of Hazardous Materials (as hereinafter defined) on, above or beneath the Land (or any parcel in proximity thereto) or the Building, or in any water on or under the Land, or in any aspect or component of any of the Units. Purchaser's closing hereunder shall be deemed to constitute an express waiver of Purchaser's right to cause Seller to be joined in any action brought under any Environmental Laws (as hereinafter defined). The term “Hazardous Materials” shall mean (a) those substances included within the definitions of any one or more of the terms “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” and “toxic pollutants,” as such terms are defined under the Environmental Laws, or any of them, (b) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof, (c) natural gas, synthetic gas and any mixtures thereof, (d) asbestos and or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable, (e) polychlorinated biphenyl (“PCBs”) or PCB-containing materials or fluids, (f) radon, (g) any other hazardous or radioactive substance, material, pollutant, contaminant or waste, and (h) any other substance with respect to which any Environmental Law or governmental authority requires environmental investigation, monitoring or remediation. The term “Environmental Laws” shall mean all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601, et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801, et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S. §§ 6901, et seq.) ("RCRA"), the Toxic Substance Control Act, as amended (42 U.S.C. §§ 7401, et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401, et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251, et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651, et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300f, et seq.), any state or local environmental law or counterpart or equivalent of any of the foregoing, and any Federal, state or local transfer of ownership notification or approval statutes.

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5.4         Purchaser acknowledges that Purchaser has had an adequate opportunity to make such legal, factual and other inquiries and investigation as Purchaser deems necessary, desirable or appropriate with respect to the Property. Such inquiries and investigations of Purchaser shall be deemed to include but shall not be limited to the review of any leases and contracts pertaining to the Property, the physical components of all portions of the Property, subject to Section 2.1.5 hereof, such state of facts as an accurate survey and inspection would show, the present and future zoning ordinances, resolutions and regulations of the City, County and State where the Property is located and the value and marketability of the Property. Purchaser, in purchasing the Property, has relied solely upon the tests, analyses, inspections and investigations that Purchaser makes, or has had the right to make, and opted not or otherwise failed to make, and not in reliance upon any alleged representation made by or on behalf of Seller except the express representations set forth herein and in the documents described in Section 8 of this Agreement and in the Condominium Documents (including the New Condominium Documents).

5.5         Without in any way limiting the generality of the preceding paragraphs, except as otherwise provided in this Agreement, Purchaser shall rely solely upon Purchaser’s own knowledge of the Property based on its investigation of the Property and its own inspection of the Property in determining the Property’s physical condition, as well as its review of the Building and all other aspects of the condominium regime of ownership. Following the Closing, Purchaser releases Seller, the Seller Related Parties, and their respective successors and assigns from and against any and all claims which Purchaser has or may have arising from or related to any matter or thing related to or in connection with the Building, the Property and/or the condominium regime of ownership, including the documents and information referred to herein, the Leases and the Tenants thereunder, any construction defects, errors or omissions in the design or construction and any environmental conditions, and Purchaser shall not look to Seller or the Seller Related Parties in connection with the foregoing for any redress or relief; provided, however, for the avoidance of doubt, the foregoing release shall not apply to any claims relating to a breach of (i) any of Seller’s representations, warranties, covenants and/or indemnities set forth in this Agreement which survive Closing, (ii) the documents described in Section 8 of this Agreement and/or (iii) Seller’s responsibilities as “sponsor” under the Condominium Documents (including the New Condominium Documents). This release shall be given full force and effect according to each of its express terms and provisions including those relating to unknown and unsuspected claims, damages and causes of action. The provisions of this Section 5 shall survive the termination of this Agreement or the Closing and shall not be deemed to have merged into any of the documents executed or delivered at the Closing (subject to the proviso contained in the penultimate sentence). To the extent required to be operative, the disclaimers and warranties contained herein as “conspicuous” disclaimers for purposes of any applicable law, rule, regulation or order.

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6.	Apportionments.

6.1.        At the Closing, the following items shall be apportioned with respect to each Unit between the parties as of 11:59 PM on the day preceding the actual Closing Date. Any errors in the apportionments pursuant to this Section 6 shall be corrected by appropriate re-adjustment between Seller and Purchaser post-closing, provided that notice of any such error, with supporting calculations, shall be given by Purchaser to Seller or by Seller to Purchaser, as the case may be, no later than ninety (90) days after the Closing, if ascertainable within such period, it being understood and agreed that if any such items or errors are not ascertainable at the Closing or within ninety (90) days thereafter, the apportionment shall be made subsequent to the Closing when the charge or error is determined or otherwise reduced to a dollar amount, but in no event shall any apportionments be made more than one (1) year after the Closing Date. The items to be apportioned are:

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6.1.1       (a) Rents payable by the Tenants which are collected on or prior to the Closing in respect of the month (or other applicable collection period) in which the Closing occurs (the “Closing Month”), on a per diem basis, based upon the number of days in the Closing Month prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Closing Month on and after the Closing Date (which shall be allocated to Purchaser).

(b)          If, at the Closing rent is past due by any Tenant, Purchaser and Seller agree that the first moneys received by Purchaser or Seller from such Tenant(s) shall be disbursed as follows:

(i)       First, to Purchaser and Seller in an amount equal to all rents owing by such Tenant(s) in respect of the Closing Month, apportioned as set forth at Section 6.1.1(a);

(ii)       Next, to Purchaser, in an amount equal to all other rent owing by such Tenant(s) to Purchaser in respect of all periods after the Closing Month;

(iii)       Next, to Seller, in an amount equal to all other rent owing by such Tenant(s) to Seller in respect of all periods prior to the month prior to the Closing Month; and

(iv)       The balance, if any, to Purchaser.

Each party agrees to (i) remit reasonably promptly to the other the amount of such rents to which such party is so entitled and to account to the other party monthly in respect of same, and (ii) provide to the other, upon request therefor, such detailed documents and information as are reasonably requested to permit the requesting party to ascertain the accuracy of any post-closing adjustment, apportionment or other payment made pursuant to this Agreement. Any rent received by Seller after the Closing shall be apportioned and remitted, if applicable, as hereinabove provided.

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(c)          Any rental payments for fuel pass-alongs, so-called escalation rent or charges based upon impositions including real estate taxes and operating expenses (as described below), operating expenses, labor costs, cost of living increases, percentage rents or other sums payable by the Tenants under the Leases in addition to rent, or like items (collectively, “Overage Rent”) shall be prorated on an “if, as and when collected” basis. If any Overage Rent is payable after the Closing Date, then such Overage Rent for the applicable accounting period in which the Closing occurs shall be apportioned subsequent to the Closing once such amounts have been reduced to a dollar amount. Purchaser agrees that it will pay over to Seller, within twenty (20) days after Purchaser’s receipt thereof, a prorated amount of such Overage Rent based upon the portion of such accounting period which occurs prior to the Closing (to the extent not theretofore collected by Seller on account of such Overage Rent prior to Closing). In addition, Purchaser agrees that if it receives any Overage Rent payable subsequent to the Closing with respect to an accounting period which expired prior to the Closing, Purchaser will pay, within twenty (20) days after Purchaser’s receipt thereof, the entire amount to Seller. The following shall apply to the extent Overage Rent with respect to any of the Leases is billed on the basis of landlord’s estimates or an annual budget, which is subject to subsequent reconciliation and readjustment with each such tenant at the end of the applicable year:

(i)       At least two (2) Business Days prior to the Closing Date, Seller shall use commercially reasonable efforts to provide Purchaser with a reconciliation statement for calendar year 2019 through the end of the calendar month preceding the Closing Date, with all necessary supporting documentation, as to the Overage Rent paid by the tenants for calendar year 2019; provided that in the event that Seller fails to provide such reconciliation statement prior to the Closing, the Closing shall nevertheless take place, Seller shall provide the reconciliation statement as soon as possible following the Closing, and the parties shall thereafter adjust in accordance therewith. Such reconciliation statement shall indicate any difference between the Overage Rent paid by the Tenants (based on Seller’s actual, in place, annual 2019 budget for any items of Overage Rent) and the amount that should have been paid by the tenants through the Closing Date (based on the actual expenses covering such time period);

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(ii)       If Seller has collected more from the Tenants on account of such Overage Rent than such actual amount for such time period (with it being acknowledged that such calculation shall be made only with respect to actually collected Overage Rent sums for such time period, and not any such sums that may be so receivable from Tenants), then the amount of such excess difference shall be credited to Purchaser at Closing;

(iii)       If Seller has collected less from the Tenants on account of such Overage Rents than such actual amount for such time period (with it being acknowledged that such calculation shall be made only with respect to actually collected Overage Rent sums for such time period, and not any such sums that may be so receivable from Tenants), then the amount of such under-collected rents shall be credited to Seller at Closing; and

(iv) Any Seller proposed prorations relating to Overage Rent set forth in this Section 6.1.1(c) shall be subject to Purchaser’s review and reasonable approval. Upon written request of either party to the other delivered on or before such date which is six (6) months following the Closing, which request shall set forth detailed documents and information substantiating the basis therefor, Overage Rent shall be reprorated as of Closing.

(d)	Intentionally omitted.

(e)          Subsequent to the Closing, Purchaser agrees that it shall promptly render bills for and shall exercise the same diligence Purchaser would utilize in the collection of any arrears due to it in accordance with the protocols of Purchaser and its parents and its affiliates in the collection of any rent due to Seller pursuant to this Agreement. Purchaser's obligation to pay over to Seller rents collected as provided in this Section 6.1.1 shall be an independent covenant of Purchaser and such payments shall be made promptly without any set off or deduction whatsoever. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall have no obligation to commence any legal action to collect any such rents or payments. Any rents or payments collected pursuant to any such legal proceedings shall be applied first to the payment of Purchaser’s actual third-party costs and expenses incurred in bringing and prosecuting such legal proceedings, and then disbursed between Seller and Purchaser in accordance with the terms of this Agreement. Provided that Purchaser complies with the provisions of this Section 6.1.1(e), Seller shall have no right to commence an action against any Tenant subsequent to the Closing of any kind or nature and agrees that its sole right in respect of rents that pertain to the period prior to the actual Closing Date shall be the right to receive payments made by Purchaser pursuant to the terms of this Agreement. The provisions of this Section 6.1.1(e) shall survive the Closing for a period of nine (9) months.

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6.1.2       Common charges of the Condominium applicable to the Units and attributable to the month in which the Closing actually occurs if the Condominium determines to resume common charges in accordance with the 11th Amendment.

6.1.3.       Any assessments of the Condominium applicable to the Units which are or may become payable in installments on the basis of the period to which such installments are attributable. Seller shall pay all installments attributable to the period prior to the Closing and Purchaser shall pay any installments attributable to the period from and after the Closing. Any installment attributable to the period in which the Closing actually occurs shall be prorated in the manner described in Section 6.1.1(a).

6.1.4.       Real estate taxes, unmetered water and sewer charges and vault charges, if any, and any and all other municipal or governmental assessments of any and every nature levied or imposed upon the Units in respect of the current fiscal year of the applicable taxing authority in which the Closing Date occurs (the “Current Tax Year”) shall be apportioned on a per diem basis based upon the number of days in the Current Tax Year prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Tax Year on and after the Closing Date (which shall be allocated to Purchaser). If the Closing shall occur before the tax rate for the Current Tax Year is fixed, the apportionment of real estate taxes shall be upon the basis of the tax rate for the next preceding fiscal period applied to the latest assessed valuation. Promptly after the new tax rate is fixed for the fiscal period in which the Closing takes place, the apportionment of real estate taxes shall be recomputed. Upon the Closing Date and subject to the adjustment provided above, Purchaser shall be responsible for real estate taxes and assessments levied or imposed upon the Units payable in respect of the Current Tax Year and all periods after the Current Tax Year. In no event shall Seller be charged with or be responsible for any increase in the real estate taxes or assessments levied or imposed upon the Units resulting from the transfer of the Units herein contemplated or from any improvements made or Lease entered into at any time or for any reason. In the event that any assessments levied or imposed upon the Units are payable in installments, the installment for the Current Tax Year shall be prorated in the manner set forth above and Purchaser hereby assumes the obligation to pay any such installments due on and after the Closing Date.

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6.1.5       Charges and fees due under contracts for the supply to the Units of heat, steam, electric power, gas, light, and telephone, if any, in respect of the billing period of the related service provider in which the Closing Date occurs (the “Current Billing Period”) on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Billing Period on and after the Closing Date (which shall be allocated to Purchaser) and assuming that all charges are incurred uniformly during the Current Billing Period (it being agreed that all deposits, if any, made by Seller as security under any such public service contracts shall be credited to Seller if such amounts remain on deposit after the Closing for the benefit of Purchaser; provided, however, that Seller shall be entitled in its sole discretion to receive a refund of such security deposits directly from any such service provider without credit to Purchaser).

6.1.6       Any prepaid charges or fees for transferable licenses and permits for the Units that are assigned and/or transferred to Purchaser.

6.2.        All other items of income and expense customarily apportioned in connection with sales of similar commercial condominium units in commercial buildings in the State and City of New York.

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6.3.        There is a separate water meter installed exclusively for each of the Units. Each Tenant, pursuant to its Lease, is required to pay all water and sewer charges incurred with respect to its Unit. As such, at Closing, no water or sewer charges shall be apportioned between Purchaser and Seller, Purchaser shall look solely to the applicable Tenant(s) for the payment of any unpaid water or sewer charges, Purchaser shall take title subject to any such unpaid water meter charges owing by such Tenant(s), Seller shall not be required to give any escrow to the Title Company therefor, and same shall not be deemed an objection to title. To the extent that there are any water or sewer charges (including any fines resulting therefrom) for any Unit, relating to a period prior to any Tenant’s obligation to pay same, Seller shall pay such amounts at Closing, or deliver an escrow to the Title Company which is adequate to cause the Title Company to insure Purchaser for any such amounts through the Closing Date.

6.4.        Subject to Section 11 hereof, Seller shall not be required to assign any policies of insurance in respect of the Property to Purchaser and Purchaser shall be responsible for obtaining its own insurance as of the Closing Date. Purchaser shall take all necessary actions required to transfer all utility accounts to Purchaser as of the Closing Date and Seller agrees to reasonably cooperate with Purchaser in order to effectuate the transfer of all utility accounts to Purchaser.

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6.5.        At Closing, Seller shall make or have made all payments required pursuant to Section 9.1.2.2 below, and Purchaser shall receive a credit against the Purchase Price from Seller for (a) the cost of any tenant improvement allowances under the Leases to the extent unpaid as of the actual Closing Date; (b) any work required to be performed by Seller (as landlord) under a respective Tenant’s Lease as of the actual Closing Date based upon the cost of either (i) an existing contract to perform such outstanding work, or (ii) as otherwise reasonably agreed to by Seller and Purchaser; and (c) any rent abatements, rent concessions or free rent for any period following the actual Closing Date set forth in any Tenant’s Lease; provided that Purchaser shall not receive a credit for any rent abatement or concession contained in any option which may be exercised by a Tenant under its Lease but has not been so exercised on or before the actual Closing Date. Prior to the Closing, Seller shall be solely responsible for performing any and all work required to be performed by the landlord under each Tenant’s Lease, and shall indemnify, defend and hold Purchaser and any of its respective direct or indirect members, partners, shareholders, officers, directors, employees or agents (collectively, the “Purchaser Related Parties”) harmless for any costs, liabilities, damages, fees, expenses (including reasonable attorney’s fees) and other obligations actually incurred by virtue of (x) any work required to be performed by the landlord with respect to a Tenant’s Lease; or (y) any tenant allowances required to be given to a Tenant prior to the Closing pursuant to its Lease or any extension or renewal thereof entered into prior to the date hereof. Subject to the foregoing, following the Closing, Purchaser shall be solely responsible to perform any and all work required to be performed by the landlord under a Tenant’s Lease and shall indemnify, defend and hold Seller and the Seller Related Parties harmless for any costs, liabilities, damages, fees, expenses (including reasonable attorneys’ fees) and other obligations which may arise by virtue of (x) any work required to be performed by the landlord with respect to a Tenant’s Lease; or (y) any tenant allowances required to be given to a Tenant from and after the Closing pursuant to its Lease or any extension or renewal thereof.

The provisions of this Section 6 shall survive the Closing; provided, however, that any re-prorations or re-apportionments shall be made as and when required under Section 6.1 above.

7.	Representations and Warranties of the Parties; Certain Covenants.

7.1.        Seller warrants, represents and covenants to and with Purchaser that the following are true and correct on the date hereof and on the actual Closing Date:

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7.1.1.       Seller is the sole owner of title to each of the Units and has full right, power and authority to sell, convey and transfer the Property to Purchaser.

7.1.2.       Seller is a limited liability company duly formed and in good standing under the laws of the State of Delaware, qualified to do business in New York and has the requisite power and authority to enter into and to perform the terms of this Agreement. Seller is not subject to any law, order, decree, restriction or agreement which prohibits or would be violated by this Agreement or the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of Seller. This Agreement constitutes, and each document and instrument contemplated hereby to be executed and delivered by Seller, when executed and delivered, shall constitute the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its respective terms (subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally).

7.1.3.       Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code 1986, as amended, or any regulations promulgated thereunder (collectively, the “Code”).

7.1.4.       None of the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires Seller to obtain any consent, authorization, approval or registration under any law, statute, rule, regulation, judgment, order, writ, injunction or decree which is binding upon Seller.

7.1.5.       There are no judgments, orders or decrees of any kind against Seller unpaid or unsatisfied of record which would have any material adverse effect on the Property or the ability of Seller to consummate the transactions contemplated by this Agreement.

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7.1.6.     The information concerning the Leases contained in the Rent Roll set forth on Exhibit B attached hereto is accurate as of the date set forth therein or, if no date is set forth therein, as of the date hereof. Except as otherwise set forth in this Agreement, or in the Rent Roll:

(a)       (i) the Leases are in full force and effect, (ii) intentionally omitted, (iii) Seller has not received written notice of any actual or threatened default from any Tenant with respect to its applicable Lease, (iv) Seller has not received written notice from any Tenant giving notice of such Tenant’s intention to vacate its premises upon expiration of its Lease or otherwise, (v) except as set forth on the Rent Roll, the Leases have not been modified, amended or extended, (vi) all work required to be performed by the landlord under the Leases has been completed and all contractors, subcontractors and other persons or entities furnishing labor, supplies and/or materials on behalf of Seller in furtherance of such work have been paid in full for the work performed at the Units on behalf of Seller as required pursuant to the Leases, and (vii) at Closing, no tenant allowances shall be due to any Tenant pursuant to its Lease for which Purchaser shall not have received a credit in accordance with this Agreement.

(b)       no renewal or extension option has been granted to the Tenants, except as set forth in the Leases;

(c)       intentionally omitted;

(d)       the rents, including any Overage Rent, are being paid on a current basis and no Tenant has paid any rent more than one (1) month in advance;

(e)       there are no security deposits (whether cash or letters of credit) held by Seller;

(f)       at Closing, there shall not be any brokerage or leasing commission actually due with respect to the Leases;

(g)       Seller has provided Purchaser with true, correct and complete copies of all of the Leases (including any guaranties), together with any amendments, modifications and extensions thereto and there are no leases, licenses or other occupancy agreements with respect to the Units except as set forth in the Rent Roll;

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(h)       all Tenants are in possession of the premises leased by them unless otherwise noted on the Rent Roll;

(i)        except as set forth in this Section 7.1.6(i) or as disclosed in the Rent Roll, no Tenant has delivered written notice to Seller claiming entitlement to “free” rent, rent concessions, tenant allowances, rebates, rent abatements, set-offs or offsets against rent or contesting the pro-rata shares of tax or maintenance increases shown in the Rent Roll or their obligations to pay any common area charges or cost-of-living increases as required by their Leases which is outstanding. There may exist a dispute between Seller and CVS (as hereinafter defined) as to the date that CVS took possession of Unit RTL1 pursuant to its Lease insofar as Seller believes the date to be February 13, 2019, while CVS’s construction crew (but not its main offices) have sent informal emails (but not formal, written notice under the Lease) contending that CVS did not take possession until an unspecified, later date (not later than March 15, 2019).

7.1.7.     There is no pending (or, to Seller’s knowledge, threatened in writing) action, suit or other proceeding against the Property or against Seller with respect to the Property as of the date of this Agreement that if adversely determined would have a material adverse effect on the Property or Seller’s ability to consummate the transactions contemplated hereby.

7.1.8.     There are no service, maintenance, supply or similar contracts with Seller (as owner of the Units) relating to the Units, and there shall not be any such contracts which will be binding upon Purchaser after the Closing. Notwithstanding the foregoing, Purchaser acknowledges that there may be service, maintenance or similar contracts in respect of the Condominium that may affect all units in the Condominium and/or the Building, including (but not solely applicable to) the Units.

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7.1.9.     Seller has not received any written notice from the Condominium that Seller, as the sponsor of the Condominium, is in default under any obligation of Seller to the Condominium. Seller has not received written notice that any party is in default or its obligations under the Condominium Documents which has not been cured.

7.1.10.   Seller is not a person and/or entity with whom Purchaser is restricted from doing business under the Internal Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq.; the Trading With The Enemy Act, 50 U.S.C. App. Section 5; the U.S.A. Patriot Act of 2001; any executive orders promulgated thereunder, any implementing regulations promulgated thereunder by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) (including those persons and/or entities named on OFAC’s List of Specially Designated Nationals and Blocked Persons); or any other applicable law of the United States.

7.1.11.   Seller has not received written notice of any pending or threatened condemnation or eminent domain proceedings that would affect the Property (or any portion thereof).

7.1.12.    There shall be no employees employed by Seller or any Seller Related Party which will be binding on Purchaser following the Closing in connection with the Units. There are no union employees employed by Seller or a Seller Related Party at, or union contracts to which Seller or a Seller Related Party is a party or which is binding upon, the Units. Notwithstanding the foregoing, Purchaser acknowledges that there may be employees of the Condominium that service the Units and/or the Building.

7.1.13.   The common charges (excluding separately billed utility charges) are as set forth on Exhibit H. Seller has not received any written notice of any intended assessment or increase in common charges from the Condominium Board not reflected in Exhibit H.

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7.1.14.   Seller has not granted any person or entity and there exists no option or right of first refusal by any party (including the board of the Condominium) to purchase all or any part of any Unit that remains outstanding.

7.1.15.   Seller has provided Purchaser with true, correct and complete copies of all of the Condominium Documents, together with any amendments, modifications and extensions thereto. To Seller’s knowledge, the Condominium Documents are in full force and effect.

7.1.16.   All Tangible Property attached or appurtenant to, or used in connection with, the Property (other than trade fixtures belonging to Tenants) shall be owned by Seller at Closing, free of any liens or encumbrances except for the Permitted Exceptions, and are included in this sale.

7.1.17.    Seller currently maintains insurance policies in compliance with and fulfilling Seller’s obligations under, the Leases and the Condominium Documents.

7.1.18.   Intentionally omitted.

7.1.19.   Except as set forth on Exhibit M, Seller has not retained anyone to file notices of protest against, or to commence actions to review, real property tax assessments against the Property, and has not received written notice that any such action has been taken by or on behalf of any Tenants under the Leases.

7.1.20.   Seller is not and is not acting on behalf of (i) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a “plan” within the meaning of Section 4975 of the Code or (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA, of any such employee benefit plan or plan.

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Any and all uses of the phrase, “knowledge of Seller” or “to Seller’s actual knowledge” or other references to Seller’s knowledge in this Agreement, shall mean the actual, present, conscious knowledge of Jordan Brill (the “Seller Knowledge Individual”) as to a fact at the time given without any investigation or inquiry. The Seller Knowledge Individual is the individual who is most likely in the ordinary course of Seller’s business and with respect to the transactions contemplated hereby to have responsibility for, and therefore to have personal knowledge of, the matters set forth in this Section 7.1. Without limiting the foregoing, Purchaser acknowledges that the Seller Knowledge Individual has not performed and is not obligated to perform any investigation or review of any files or other information in the possession or control of Seller or to make any inquiry of any persons, or to take any other actions in connection with the representations and warranties of Seller set forth in this Agreement. Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Seller Knowledge Individual or of any other individual or entity, shall be imputed to the Seller Knowledge Individual. Purchaser acknowledges that the Seller Knowledge Individual is named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from such Seller Knowledge Individual to Purchaser. Purchaser covenants that it will bring no action of any kind against the Seller Knowledge Individual, related to or arising out of this Agreement.

The accuracy on the date hereof of the representations and warranties of Section 7.1 shall be conditions to Closing. The representations and warranties of Seller set forth in Section 7.1 (each a “Surviving Seller Representation”; collectively, the “Surviving Seller Representations”) of this Agreement shall survive the Closing for a period of one-hundred five (105) days (the “Survival Period”), and shall be subject to the limitations and conditions of this Section 7.1. Purchaser shall not be entitled to pursue a claim for a breached Surviving Seller Representation unless, within fifteen (15) Business Days following the expiration of the Survival Period, Purchaser shall have commenced a legal proceeding alleging that Seller is in breach of any such Surviving Seller Representation and that Purchaser has suffered damages as a result thereof. In the event that Purchaser fails to commence any action relating to a Surviving Seller Representation as and when required in the prior sentence, Purchaser shall be precluded from asserting such claim against Seller or pursuing Seller therefor. Purchaser acknowledges and agrees that in no event shall damages include consequential, special or punitive damages. Notwithstanding the foregoing, Purchaser shall not have any right to bring any actions against Seller for a breach of any representation or warranty of Seller, unless and until the aggregate amount of the damages arising out of such breach(es) exceeds the sum of $50,000.00 (the “Threshold Amount”). In addition, in no event shall the aggregate liability of Seller to Purchaser by reason of any breach of one or more of Seller’s representations or warranties and for all documents executed and delivered at Closing in accordance with this Agreement exceed, in the aggregate, the sum of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) (the “Maximum Liability Amount”).

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The representations and warranties of Seller set forth in this Section 7.1 are subject to the following limitations: (i) to the extent any Leases or other written information delivered to Purchaser or its counsel with respect to the Property at any time prior to the Closing contains provisions or information about the Property inconsistent with any of the representations and warranties contained in Section 7.1, such representations and warranties shall be deemed modified to conform to such provisions and Purchaser shall be deemed to have knowledge thereof; and (ii) in the event that, on or prior to the Closing, Purchaser shall obtain actual knowledge of any information that is contradictory to, and would constitute the basis of a breach of, any representation or warranty, then, promptly thereafter Purchaser shall deliver to Seller notice of such information specifying the representation or warranty to which such information relates. Purchaser further acknowledges that such representation or warranty will not be deemed breached in the event Purchaser shall have, prior to Closing, obtained actual knowledge of any information that is contradictory to such representation or warranty and shall have failed to disclose to Seller as required hereby. In the event (x) Purchaser has actual knowledge prior to the Closing Date of the breach by Seller of any representation or warranty, or (y) Seller delivers a “bringdown” certificate as described in Section 8.1.16 of this Agreement and such certificate that includes updates to representations and warranties which indicate that any such representation or warranty is no longer true and correct in all material respects which is not due to a breach by Seller of its obligations pursuant to this Agreement, Purchaser’s sole and exclusive remedy shall be to (a) proceed to close the transaction, without abatement of the Purchase Price, and without further remedy against Seller except that Purchaser may seek actual damages against Seller subject to the Maximum Liability Amount, provided that any such action is commenced on or prior to the expiration of the Survival Period; or (b) terminate this Agreement by written notice to Seller and Escrow Agent, in which event Escrow Agent shall return to Purchaser the Downpayment together with any interest earned thereon and this Agreement shall thereupon be deemed cancelled and become void and of no further effect, and neither party hereto shall have any obligations of any nature to the other hereunder or by reason hereof, except for those provisions which are intended to survive such termination.

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7.2         Purchaser warrants, represents and covenants to and with Seller that the following are true and correct on the date hereof and on the Closing Date:

7.2.1       Purchaser has the requisite power and authority to enter into and to perform the terms of this Agreement. Purchaser is not subject to any law, order, decree, restriction, or agreement which prohibits or would be violated by this Agreement or the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of Purchaser. This Agreement constitutes, and each document and instrument contemplated hereby to be executed and delivered by Purchaser, when executed and delivered, shall constitute the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its respective terms.

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7.2.2      Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires Purchaser to obtain any consent, authorization, approval or registration under any law, statute, rule, regulation, judgment, order, writ, injunction or decree which is binding upon Purchaser.

7.2.3      There are no judgments, orders, or decrees of any kind against Purchaser unpaid or unsatisfied of record, nor any actions, suits or other legal or administrative proceedings pending or, to the best of Purchaser's actual knowledge, threatened against Purchaser, which would have any material adverse effect on the business or assets or the condition, financial or otherwise, of Purchaser or the ability of Purchaser to consummate the transactions contemplated by this Agreement.

7.2.4       Purchaser is not a person and/or entity with whom Seller is restricted from doing business under the Internal Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq.; the Trading With The Enemy Act, 50 U.S.C. App. Section 5; the U.S.A. Patriot Act of 2001; any executive orders promulgated thereunder, any implementing regulations promulgated thereunder by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) (including those persons and/or entities named on OFAC’s List of Specially Designated Nationals and Blocked Persons); or any other applicable law of the United States.

7.2.5       Purchaser acknowledges having received and read a copy of (i) the Offering Plan and all amendments thereto in connection with the condominium conversion (collectively, the “Plan”) and (ii) the Declaration, together with the bylaws and rules and regulations of the Condominium and the tax lot drawings with respect thereto recorded in the New York City Register's Office (the foregoing Plan, Declaration, bylaws, rules and regulations and tax lot drawings are sometimes collectively referred to herein as the “Condominium Documents”) prior to Purchaser signing this Agreement. A listing of all Condominium Documents is set forth in the annexed Exhibit I and made a part hereof. Upon recordation of by the applicable governmental and/or quasi-governmental bodies (if at all), of (i) the 13th Amendment, (ii) the 14th Amendment and/or (iii) the Dec/By-Law Amendment (as hereinafter defined), each such recorded document, if and when recorded, shall be added to the list of Condominium Documents set forth on Exhibit I, nunc pro tunc. Purchaser hereby agrees to be bound by the terms and conditions of the Condominium Documents. The provisions of this Section 7.2.5 shall survive the Closing.

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7.2.6      Purchaser is represented by counsel in connection with the transaction contemplated by this Agreement, is a sophisticated party with financial wherewithal to bear any risks which may be associated with the transaction contemplated by this Agreement, and has sufficient knowledge and experience in real estate and the law with respect to transactions involving the purchase and sale of condominium interests. Purchaser acknowledges that the sale of the Property to Purchaser is not a sale to the public pursuant to an offering plan. The provisions of this Section 7.2.6 shall survive the Closing.

7.2.7       The accuracy of the representations and warranties of Section 7.2 on the date hereof shall be conditions to Closing, and such representations and warranties shall survive the Closing for the Survival Period.

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7.3         Purchaser agrees and acknowledges that, except as specifically set forth in this Agreement, the documents described in Section 8 of this Agreement and the Condominium Documents (including the New Condominium Documents), neither Broker (as hereinafter defined) or Seller, or any of its respective direct or indirect members, partners, shareholders, officers, directors, employees or agents (collectively, the “Seller Related Parties”), nor any agent nor any representative nor any purported agent or representative of Seller or any of the Seller Related Parties or Broker have made, and neither Seller nor any of the Seller Related Parties nor Broker are liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Property or any part thereof. Without limiting the generality of the foregoing, Purchaser has not relied on any representations or warranties, and Seller, the Seller Related Parties and Broker have not made any representations or warranties other than as expressly set forth herein, in the documents described in Section 8 of this Agreement and in the Condominium Documents (including the New Condominium Documents), in either case express or implied, as to (a) the current or future real estate tax liabilities, assessments or valuations of the Property, (b) the potential qualification of the Property, the Units, the Building or the Land for any and all benefits conferred by Federal, state or municipal laws, whether for subsidies, special real estate tax treatment, insurance, mortgages, or any other benefits, whether similar or dissimilar to those enumerated, (c) the compliance of the Building, Units, Property or Land, in its current or any future state, with applicable zoning ordinances and the ability to obtain a change in the zoning or a variance with respect to the Building’s, the Property’s, or the Units’ non-compliance, if any, with said zoning ordinances, (d) the availability of any financing for the alteration, rehabilitation or operation of the Property from any source, including, but not limited to, any state, city or Federal government or any institutional lender, (e) the current or future use of the Property, or the Units, including but not limited to the Property’s or the Units’ use for commercial purposes, (f) the present and future condition and operating state of any and all machinery or equipment on the Property, the Units and the Building and the present or future structural and physical condition of any building or its suitability for rehabilitation or renovation, (g) the ownership or state of title of any personal property in the Units or the Real Property, (h) the presence or absence of any Laws and Regulations or any Violations, (i) the validity, legality or enforceability of any of the Condominium Documents (including the New Condominium Documents), or the compliance with the Condominium or the Condominium Board with all applicable Laws and Regulations; and (j) the layout, rent, income, expenses, operation, agreements, licenses, easements, instruments or documents of or in any way affecting the Property, the Units, the Building or the Land. Further, Purchaser acknowledges and agrees that, except as set forth in this Agreement, in the documents described in Section 8 of this Agreement and in the Condominium Documents (including the New Condominium Documents), neither Seller nor any of the Seller Related Parties nor Broker are liable for or bound by (and Purchaser has not relied upon) any verbal or written statements, representations or any other information respecting the Property furnished by Seller, any of the Seller Related Parties or Broker or any broker, employee, agent, consultant or other person representing or purportedly representing Seller, any of the Seller Related Parties or Broker. The provisions of this Section 7.3 shall survive the Closing.

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8	Closing Deliveries.

8.1         At or prior to the Closing, Seller shall make, have made or caused to be made, the following deliveries to the Escrow Agent:

8.1.1      Seller shall execute, acknowledge and deliver to Purchaser a deed in the form attached hereto as Exhibit D (the “Deed”), complying with RPL §339-0 and containing the covenant required by LL §13(5), conveying to Purchaser title to the Units, together with their undivided interest in the Common Interests of each Unit, as such interests exist as of the Closing Date. The Deed shall be executed and acknowledged by Seller and by Purchaser, in proper statutory form for recording.

8.1.2      Seller shall execute, acknowledge and deliver to Purchaser an assignment of all of Seller's right, title and interest as landlord or otherwise under the Leases in respect of the Property, and of any security deposit, if any, actually held by Seller on the date of the Closing, in the form attached hereto as Exhibit E and made a part hereof (the “Assignment of Leases”) and shall deliver to Purchaser an executed original or copy of each Lease described on the Rent Roll.

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8.1.3      Seller shall execute and deliver to Purchaser a notice to the Tenants (and, if applicable, any guarantors) under the Leases advising them of the sale of the Property, and the assignment to Purchaser of the Leases, in the form attached hereto as Exhibit F and made a part hereof.

8.1.4      Seller shall execute, acknowledge and deliver to Purchaser a bill of sale, conveying and transferring to Purchaser all right, title and interest of Seller, if any, in and to all fixtures, machinery, equipment, articles of personal property and improvements in the nature of personal property attached or appurtenant to, or located on, or used in connection with the use or operation of, or used or adapted for use in connection with the enjoyment or occupancy of the Property, including, without limitation, all assignable (without third party consent(s)) licenses, permits, warranties and guarantees and plans and specifications held by Seller in connection with the Property, specifically excluding, however, any personal property of Tenants in the form attached hereto as Exhibit G and made a part hereof.

8.1.5      Seller shall deliver to Purchaser all keys to any portion of the Units, to the extent in Seller's possession or control together with all books, records, plans and specifications pertaining solely to the Units.

8.1.6      Seller shall deliver to Purchaser a certificate, duly executed and acknowledged by Seller, in accordance with Section 1445 of the Code.

8.1.7      Seller shall deliver to the Title Company evidence reasonably satisfactory to the Title Company of Seller’s authority to consummate the transactions contemplated herein and the execution and delivery of the documents required to be executed and delivered hereunder.

8.1.8      Seller shall execute, acknowledge and deliver a Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate, Form TP-584 in respect of the Property (the “State Transfer Tax Return”).

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8.1.9           Seller shall execute, acknowledge and deliver a New York City Department of Finance Real Property Transfer Tax Return in respect of the Property (the “City Transfer Tax Return”).

8.1.10         Seller shall execute, acknowledge and deliver Form RP-5127 in respect of the Property (the “Equalization Form”).

8.1.11         Seller shall execute and deliver an Affidavit in Lieu of Registration as required by Chapter 664 of the Laws of 1978.

8.1.12         A letter issued by the Condominium or its managing agent certifying: (a) that the common charges and any assessments then due and payable to the Condominium with respect to the Units have been paid to the date of the Closing, (b) as to any reserves being held by the Condominium and the balances therein, (c) consenting to the sale of the Units to Purchaser and (d) that the Condominium has not received any written notice alleging any defaults of Seller under the Condominium Documents with respect to the Units which have not been cured.

8.1.13         A written assignment of all of Seller’s right title and interest in and to any guaranties or warranties in connection with any work or services performed or equipment or improvements installed on or at the Units (solely with respect to such guaranties or warranties that affect or relate to the Units) that are assignable (including, without limitation, all manufacturer’s warranties and all other rights relating to any architects, engineers, contractors, subcontractors, consultants, professionals or other individuals or entities who performed, consulted or collaborated in any way in conjunction with the construction of the Property), in such form that is reasonably acceptable to Seller (the “Assignment of Warranties”).

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8.1.14         In the event that the Tenant for Unit RTL1 (“CVS”) has not received required signoffs from all governmental agencies with respect to the alterations performed by CVS at Unit RTL1 in accordance with its Lease (the “CVS Signoffs”) prior to the Closing Date, Seller shall deliver an undertaking to Purchaser on terms reasonably acceptable to Purchaser and Seller providing that Seller (as sponsor of the Condominium) shall provide prompt and reasonable assistance to Purchaser (at Purchaser’s sole cost and expense, solely with respect to (i) any costs and expenses relating to Unit RTL1 or (ii) administrative costs, fees and expenses required to obtain the CVS Signoffs) to facilitate Purchaser and CVS in obtaining the CVS Signoffs (the “CVS Undertaking Agreement”).

8.1.15         Any documents required to be delivered in accordance with Section 27.3 of this Agreement.

8.1.16         Seller shall execute and deliver a “bringdown” certificate certifying that the representations and warranties set forth in this Agreement are true and correct in all material respects as of the date of Closing, which certificate may include updates to representations to reflect changes in facts that are not prohibited by this Agreement (provided that any such changed facts and circumstances are not in breach or violation of this Agreement) and which certificate shall be subject to the limitations and qualifications contained in this Agreement, including but not limited to Section 7.1.

8.1.17         A certification to the Title Company in the form of Exhibit K annexed hereto.

8.1.18         To the extent not posted at the Property, Seller shall deliver originals or, if originals are unavailable, copies, of all permits, licenses, approvals, warranties and guaranties relating to solely and exclusively to the ownership, use or operation of the Units, to the extent same are in Seller’s possession.

8.1.19         A written resignation from the member of the Condominium Board which is associated with the owners of the Units, resigning from its respective seat on the Condominium Board and/or as officer of the Condominium.

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8.1.20         To the extent required in accordance with Section 2.7 of this Agreement, Seller shall execute and deliver to Purchaser the Seller Violation Undertaking Agreement.

8.1.21         To the extent required in accordance with Section 8.7 of this Agreement, Seller shall execute and deliver to Purchaser the NRSU Undertaking Agreement.

8.1.22         To the extent required in accordance with Section 9.6 of this Agreement, Seller shall execute and deliver to Purchaser the Seller NRSU Lease.

8.2          At or prior to the Closing, Purchaser or its agents shall make, have made or caused to be made to Escrow Agent, the following deliveries:

8.2.1           Purchaser shall pay to Seller the balance of the Purchase Price required pursuant to Section 3.2.2 hereof, subject to any adjustments pursuant to Section 6 of this Agreement.

8.2.2           Purchaser shall provide to the Title Company evidence reasonably satisfactory to the Title Company of Purchaser’s authority to consummate the transactions contemplated herein and the execution and delivery of the documents required to be executed and delivered hereunder.

8.2.3           Purchaser shall execute, acknowledge and deliver to Seller a counterpart of the Assignment of Leases.

8.2.4           Purchaser shall execute, acknowledge and deliver to Seller a counterpart of the Deed.

8.2.5           Purchaser shall acknowledge receipt of copies of the Leases and lease files delivered by Seller (provided Seller has delivered same to Purchaser on or before the Closing Date).

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8.2.6           Purchaser shall execute, acknowledge and deliver to Seller a counterpart of the State Transfer Tax Return.

8.2.7           Purchaser shall execute, acknowledge and deliver to Seller counterpart of the City Transfer Tax Return.

8.2.8           Purchaser shall execute, acknowledge and deliver to Seller a counterpart of the Equalization Form.

8.2.9           Purchaser shall execute, acknowledge and deliver to Seller for recording the Power of Attorney in favor of the condominium board and declarant in the form required by the Offering Plan.

8.2.10         Purchaser shall execute and deliver a “bringdown” certificate certifying that the representations and warranties set forth in this Agreement are true and correct in all material respects as of the date of Closing, which certificate may include updates to representations to reflect changes in facts that are not prohibited by this Agreement and which certificate shall be subject to limitations and qualifications contained in this Agreement.

8.2.11         To the extent required, Purchaser shall execute, acknowledge and deliver to Seller a counterpart of the CVS Undertaking Agreement.

8.2.12         Purchaser shall execute, acknowledge and deliver to Seller a counterpart of the Assignment of Warranties.

8.2.13         To the extent required in accordance with Section 2.7 of this Agreement, Purchaser shall execute and deliver to Seller a counterpart of the Seller Violation Undertaking Agreement.

8.2.14         To the extent required in accordance with Section 8.7 of this Agreement, Purchaser shall execute and deliver to Seller a counterpart of the NRSU Undertaking Agreement.

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8.2.15         To the extent required in accordance with Section 9.6 of this Agreement, Purchaser shall execute and deliver to Seller a counterpart of the Seller NRSU Lease.

8.3          Seller shall obtain and deliver to Purchaser not less than three (3) Business Days prior to the Closing Date a written estoppel certificate (each a “Tenant Estoppel”) from each Tenant at the Property substantially in the form annexed hereto as Exhibit J and made a part hereof, indicating no deviation from the information provided herein, other than de minimis, it being agreed that (i) the (other than in connection with a statement regarding such Tenant’s default under its Lease) inclusions of qualifications such as "to our knowledge", or references to a general conditional statement such as or similar to, "we reserve all rights", and/or (ii) any modification or qualification of any kind, or deletion in its entirety of any of those provisions of a Tenant Estoppel which are in italicized font on Exhibit J, shall not cause the Tenant Estoppel to be non-compliant.

8.3.1           In the event that a Tenant Estoppel alleges a default by Seller which can be cured by the payment of money only, at or prior to Closing Seller, at its election, may pay same or deliver such amount into escrow with Escrow Agent until such alleged default is resolved, and in either event, Seller shall be deemed to have timely delivered the applicable Tenant Estoppel.

8.3.2           In the event that a Tenant Estoppel contains qualifications such as "to our knowledge", or references to a general conditional statement such as or similar to, "we reserve all rights" with respect to such Tenant’s statement of whether it is in default of its Lease, such Tenant Estoppel shall be compliant with this Section 8.3 so long as Seller cures such noncompliance by including a representation in the certificate to be delivered by Seller at Closing pursuant to Section 8.1.16 above which states that the applicable Tenant “is not in default under the terms of its Lease”, which additional representation shall be subject to the limitations and qualifications contained in this Agreement, including but not limited to Section 7.1. In the event that Seller delivers a certificate at Closing in accordance with the previous sentence, Seller shall be deemed to have timely delivered the applicable Tenant Estoppel.

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8.3.3           The failure or inability by Seller to obtain the Tenant Estoppels shall constitute a failure of condition but not a default by Seller, so long as Seller used commercially reasonable efforts to obtain same; provided that Seller shall be entitled to adjourn the Closing Date in order to permit Seller additional time to obtain a Tenant Estoppel. In the event Seller advises Purchaser in writing that Seller is unable to obtain a Tenant Estoppel in accordance with this Section 8.3, Purchaser shall be entitled, as its sole and exclusive remedy, to those rights and remedies set forth in Section 10.2 hereof; provided that if Purchaser elects to terminate this Agreement as a result of (x) the failure of the closing condition set forth in this Section 8.3.3, or (y) a default by Seller of its obligations set forth in this Section 8.3, then, in either such termination event, in addition to a return to Purchaser of the Downpayment (together with accrued interest thereon), Seller shall also be required to reimburse Purchaser for its reasonable costs and expenses (including attorneys’ fees) actually incurred with respect to the transaction which underlies this Agreement in an amount not to exceed TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($250,000.00) in the aggregate.

8.3.4           Without limiting the generality of the foregoing, Seller shall have no obligation to bring any legal action against a Tenant to compel such Tenant to issue the Tenant Estoppel or otherwise extend the Closing Date to obtain the Tenant Estoppel.

8.4          Unless a Lease is subordinate on its terms, Seller agrees to deliver draft subordination, non-disturbance and attornment agreements (each an “SNDA”) for the Tenants (which shall in the form required by the applicable Lease, or if no form of SNDA is required, then in a form prepared by Purchaser or its lender), and Seller agrees to use commercially reasonable efforts to cause each requested Tenant to provide an SNDA. The failure by Seller to obtain the requested SNDAs shall constitute a failure of condition but not a default by Seller, so long as Seller used commercially reasonable efforts to obtain same; provided that Seller shall be entitled to adjourn the Closing Date in order to permit Seller additional time to obtain an SNDA. Without limiting the generality of the foregoing, Seller shall have no obligation to bring any legal action against a Tenant to compel such Tenant to issue the SNDA or otherwise extend the Closing Date to obtain the SNDA.

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8.5          Seller agrees to use commercially reasonable efforts to obtain and deliver to Purchaser a written estoppel certificate from any party to an instrument recorded against the Property which is (i) executed from and after April 6, 2015, and (ii) set forth on the Title Report (each a “Title Estoppel”) in form reasonably acceptable to Purchaser and Seller; provided that Seller’s failure to obtain any Title Estoppel shall in no event be deemed to be a failure of a condition precedent to Purchaser’s obligations under this Agreement and shall in no way impair Purchaser’s obligations under this Agreement or entitle Purchaser to delay the Closing, or receive a credit against, or reduction of, the Purchase Price.

8.6          Seller and Purchaser, at the Closing, shall prepare, execute and deliver to each other, subject to all the terms and provisions of this Agreement, (a) a closing statement setting forth, inter alia, the closing adjustments and material monetary terms of the transaction contemplated hereby and (b) such other instruments and documents as may be reasonably required to effectuate the consummation of the transactions described in this Agreement.

8.7          In the event that (i) prior to the Closing (a) the 14th Amendment shall not have been recorded, (b) the NRSU shall not have been subdivided from Unit RTL2 and (c) a new tax lot shall not have been created and issued for the NRSU by the applicable governmental authorities (collectively the “NRSU Subdivision”), and (ii) the parties are not executing the Seller NRSU Lease at Closing in accordance with Section 9.6 of this Agreement, at Closing Purchaser and Seller shall execute the NRSU Undertaking Agreement (as hereinafter defined). For the avoidance of doubt, in the event that the parties execute the Seller NRSU Lease at Closing, the parties shall neither execute and deliver the NRSU Undertaking Agreement at Closing, nor have any further obligation pursuant to the provisions of Section 8.7 of this Agreement. The parties acknowledge that the NRSU Subdivision is being done at the request of Seller and only as a convenience to Seller.

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8.7.1           In the event that the NRSU Subdivision has not occurred prior to the Closing Date (and the parties are not executing the Seller NRSU Lease at Closing), Seller shall use commercially reasonable efforts to cause the NRSU Subdivision to occur not later than such date which is one (1) year following the Closing Date; provided that if the NRSU Subdivision has not occurred within one (1) year despite Seller’s commercially reasonable efforts in furtherance thereof, then Seller shall be permitted an additional period not to exceed four (4) months to complete the NRSU Subdivision. Upon request, Seller shall keep Purchaser apprised of the progress of the NRSU Subdivision.

8.7.2           In the event that (i) Seller shall fail to cause the NRSU Subdivision to occur as and when required pursuant to the provisions of Section 8.7.1, or (ii) (a) at any time after such date which is six (6) months following the Closing Date Purchaser executes and delivers a deed to transfer Unit RTL2 to an unaffiliated, bona-fide third-party purchaser for value (a “Sale”), or (b) Purchaser’s lender commences an action to foreclose upon Purchaser’s mortgage which encumbers the Units or accepts a deed in lieu of foreclosure with respect to any or all of the Units (a “Loan Enforcement Action”), Seller shall have no further right to receive a reconveyance of the NRSU in accordance with this Section 8.7, and Seller will be deemed to have irrevocably and permanently waived its right to the NRSU.

8.7.3           For purposes of this Agreement, the “NRSU Undertaking Agreement” shall be a document to be executed at Closing by Purchaser and Seller (to the extent required pursuant to the provisions of Sections 8.7 and 9.6) which shall provide, inter alia, that:

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(i) promptly following the NRSU Subdivision, Purchaser shall execute, acknowledge and deliver a bargain and sale deed without covenants against grantor’s acts for no-consideration, together with all required conveyance tax documents relating thereto, so as to convey the NRSU to Seller as of the date of the NRSU Subdivision in its “as-is, where-is” condition as of the Closing Date. Except as expressly provided in the NRSU Undertaking Agreement, Purchaser will not provide any representations and/or warranties as it relates to the NRSU, and Purchaser shall be released from all liability (other than liability that arises from Purchaser’s willful misconduct or failure to act in violation of the terms of this Section 8.7) as it relates to the NRSU, the NRSU Undertaking Agreement and the NRSU Subdivision.

(ii) all costs and expenses to be paid by Purchaser (other than Purchaser’s attorney’s fees) including but not limited to transfer taxes, if any, or costs and expenses to record the deed due and payable by virtue of the conveyance of the NRSU from Purchaser to Seller shall be paid by Seller. Further, concurrent with the delivery of the executed deed which reconveys the NRSU, Seller shall reimburse Purchaser for that portion of real estate taxes paid by Purchaser for Unit RTL2 attributable to the NRSU from and after the date of the reconveyance of the NRSU to Seller;

(iii) between the Closing Date and the NRSU Reconveyance Date (as hereinafter defined), Purchaser shall not cause any voluntary liens, cause any encumbrances or cause any third-party claims to encumber the NRSU unless such liens, encumbrances and claims are removed and satisfied by Purchaser (at Purchaser’s sole cost and expense) on or prior to the NRSU Reconveyance Date;

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(iv) In the event that, following five (5) Business Days’ written notice from Seller (which notice may be delivered at any time following the NRSU Subdivision and release of the lien of Purchaser’s lender against the NRSU), Purchaser shall fail or refuse to deliver to Seller (a) those documents set forth in Section 8.7.3(i), or (b) such other reasonable documents requested by Seller, the Title Company or Purchaser’s lender in furtherance of the reconveyance of the NRSU to Seller in accordance with the provisions of this Section 8.7 (which documents shall not impose any additional cost or obligation upon Purchaser and which shall be customary in a transaction of this nature), Seller shall have a limited power of attorney to execute any and all of such documents in (a) and (b) of this Section 8.7.3(iv) on Purchaser’s behalf so as to effectuate the reconveyance of the NRSU to Seller in accordance with the provisions of this Section 8.7. This limited power of attorney shall be revoked immediately upon such NRSU reconveyance.

(v) Purchaser shall upon the request of Seller or the Condominium, reasonably cooperate (including delivering any documents and executing any instruments and affidavits prepared by Seller at Seller’s sole cost and expense) to the extent necessary in furtherance of the recordation of the 13th Amendment, 14th Amendment and Dec/By-Law Amendment and/or obtaining the NRSU Subdivision;

(vi) Seller shall be permitted to access the proposed NRSU (subject to the Condominium Documents and the Leases) and to provide such access to its engineers, contractors, expeditors, agents, representatives and employees; provided that any such access (w) must be on prior notice to Purchaser and during reasonable business hours and at a time and in a manner as to not interfere with any Tenant’s use of its demised premises, (x) shall be subject to (1) the rights of the Tenant of Unit RTL2 pursuant to its Lease and (2) the rights, limitations and obligations of the Condominium Documents, (y) Purchaser and its representatives shall be permitted to accompany Seller and its vendors when at the NRSU, and (z) Seller shall indemnify and hold Purchaser harmless for any damage caused to Unit RTL2 by reason of any inspections of the NRSU in accordance with the NRSU Undertaking Agreement;

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(vii) prior to the NRSU Reconveyance Date, Purchaser shall not be permitted to modify any existing loan documents encumbering Unit RTL2 (or any portion thereof), or to enter into any new loan documents to encumber Unit RTL2 (or any portion thereof) unless such modifications and/or new loan documents provide for the release of the NRSU from the mortgage promptly upon the NRSU Subdivision and Seller’s delivery of all NRSU documentation reasonably required by Purchaser’s lender (even if Purchaser is then in default under such loan); and

(viii) Seller shall (a) pay those reasonable fees and expenses of Purchaser’s lender (including 3rd-party attorneys’ fees and expenses actually incurred), and (b) provide such cooperation (including providing documentation relating to the NRSU Subdivision) reasonably required by Purchaser’s lender to cause any mortgage to be released against the NRSU in accordance with the NRSU Undertaking Agreement (provided that such release occurs promptly following the NRSU Subdivision) in an aggregate amount not to exceed TWENTY THOUSAND AND 00/100 DOLLARS ($20,000.00).

8.7.4           The provisions of Sections 8.7.1 and 8.7.2 of this Agreement shall survive the Closing.

9	Interim Responsibilities; Closing Conditions.

9.1          Seller agrees that during the period between the date hereof and the Closing (and where applicable, Seller agrees to cause the board of the Condominium to act accordingly):

9.1.1           Seller will manage the Units or will cause the Units to be managed (which management shall include performing the obligations of landlord under the Leases and of the owner of the Units under the Condominium Documents) under policies substantially similar to those existing prior to the date hereof, provided that Seller shall have no obligation to make any capital improvements or replacements to the Units or any portion thereof except to the extent required pursuant to the terms of any Lease (including without limitation completion of any work that is the obligation of the landlord under any of the Leases), the Condominium Documents and/or any Laws and Regulations.

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9.1.2           Seller shall not enter into any new lease or any modification, extension, cancellation or renewal of an existing Lease with respect to any Unit (each a “Lease Modification”), without first giving Purchaser written notice (“Seller’s Leasing Notice”) together with (a) either a copy of the proposed Lease Modification or a summary of the proposed terms thereof, and (b) a statement of the amount for Leasing Costs (as hereinafter defined), if any, in connection therewith and the terms of payment thereof. Purchaser shall respond to Seller by written notice within five (5) Business Days following Purchaser’s receipt of Seller’s Leasing Notice. In the event Purchaser does not consent (or is deemed not to consent) to such Lease Modification, which consent may be withheld in Purchaser’s sole and absolute discretion, then Seller shall not enter into same.

9.1.2.1           If Purchaser consents to any Lease Modification (it being understood that if Purchaser fails to respond to Seller’s Leasing Notice within the time period specified above, such failure shall be deemed to constitute Purchaser’s election to withhold its consent), Seller shall have the right to enter into the Lease Modification and Purchaser shall pay to Seller at Closing, as an adjustment to the Purchase Price, the Leasing Costs prorated in each case over the term of the Lease Modification and apportioned. Such payment shall be made by Purchaser to Seller at the Closing. As used herein, “Leasing Costs” shall mean the brokerage commission specified in Sellers’ notice and the cost of decoration or other work to be performed by the Landlord under the terms of the Lease Modification to suit the premises to the tenant’s occupancy (but in no event shall Leasing Costs include any loss of income due to any free or reduced rental periods, or the payment or reimbursement of any landlord or tenant legal costs and expenses associated with a Lease Modification or any applicable commission agreement with respect thereto).

9.1.2.2           Notwithstanding the foregoing, at or prior to Closing, Seller shall pay all leasing or brokerage commissions then due and owing for any Lease set forth on Exhibit B. For the avoidance of doubt, Seller shall not be required to pay, nor shall Purchaser be entitled to receive any credit for, brokerage or leasing commissions which may be earned due to any option which may be exercised by a Tenant under its Lease which has not yet been so exercised at Closing.

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9.1.3           Intentionally omitted.

9.1.4           Seller will not grant or file, nor consent to the filing of any lien or cause any instrument to be recorded (or consent to the recording to any instrument) that would further encumber the Units in any manner, unless same is discharged at or prior to Closing.

9.1.5           Seller will not enter into new service, maintenance, supply or similar contracts with Seller (as owner of the Units) relating to the Units which are not terminable on 30 days’ prior notice provided that at Closing, if Purchaser elects to terminate such contract Seller shall bear the costs and expenses associated with the termination thereof.

9.1.6           Seller shall keep the Property insured in accordance with Seller’s existing insurance program or comparable insurance program and in compliance with the terms of the Leases and the Condominium Documents.

9.1.7           Seller shall not amend or modify (or permit to be amended or modified) the Condominium Documents in such a way as to create or increase a material restriction, liability or obligation or limit the rights (including voting or control rights) of the owner of the Units, or otherwise in violation of the terms of the Leases without Purchaser’s prior consent, which may be withheld or granted in Purchaser’s sole discretion. For the avoidance of doubt, Seller’s efforts to cause the (i) 13th Amendment to be recorded and be of full force and effect in substantially the form annexed hereto as Exhibit L-1; (ii) 14th Amendment to be recorded and be of full force and effect in substantially the form annexed hereto as Exhibit L-2 (and as may be modified in accordance with Section 1.2.2 of this Agreement), and (iii) the Dec/By-Law Amendment to be drafted to incorporate those points enumerated in the annexed Exhibit N and to be properly recorded shall each be expressly permitted pursuant to this Section 9.1.7 and shall not require further notice to, or consent of, Purchaser.

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9.1.8           Intentionally omitted.

9.1.9           Seller shall promptly deliver to Purchaser copies of all written notices received by Seller of any default or any written claim(s) or dispute(s) with respect to the Leases, the Condominium Documents (including the New Condominium Documents) or the Property, including without limitation, any notices of a New Seller-Obligated Violation, or condemnation applicable to the Real Property or the Units.

9.1.10         Seller agrees to make available for Purchaser’s examination upon prior notice to Seller, during normal business hours and at Seller’s sole cost and expense, from time to time upon Purchaser’s written request therefor, all records, statements and accounts reasonably required by Purchaser bearing on or relating to (a) rents and revenues of the Units and the collection thereof, and (b) the operation of the Property and expenditures made in connection therewith.

9.1.11         In the event that the Condominium determines to resume common charges in accordance with the 11th Amendment and delivers notice to such effect to the Unit Owners (as such term is defined in the Offering Plan) (a “CC Resumption Notice”), Seller shall promptly deliver a copy of the CC Resumption Notice to Purchaser. Seller shall not cause the Condominium to increase (and shall not cause the Condominium to increase) the Common Charges payable by the owners of the Units in conjunction with the resumption of common charges or in connection with the CC Resumption Notice (as set forth on the annexed Exhibit H), and in no event shall any common charges waived during the Waiver Period by the owners of the Units be reinstated or otherwise payable.

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9.1.12         Seller agrees to provide, to the extent reasonably necessary, such documentation and cooperation that Purchaser’s lender may reasonably require in furtherance of its efforts to close any acquisition financing relating to the Property, including but not limited to any documentation related to the NRSU Subdivision; provided that nothing contained in this Section 9.1.12 shall be deemed to create a financing contingency of any kind.

9.2          Between the date hereof and the Closing Date, Purchaser and Purchaser’s lenders, associates, partners, appraisers, agents and consultants shall be afforded access to the Property as reasonably required by Purchaser in connection with its preparation for the Closing. Purchaser agrees that in entering upon and inspecting or examining the Property, it will not communicate with any Tenants in connection with its Lease or the Property or any matter related to either such item, or employees of the Condominium without the prior consent of Seller, not to be unreasonably withheld, conditioned or delayed. Any access to the Property required by Purchaser in connection with the inspection of the Property contemplated hereunder (i) must be upon not less than 48 hours’ prior notice to Seller and during reasonable business hours, (ii) shall be subject to (a) the rights of Tenants pursuant to their Leases and (b) the rights, limitations and obligations of the Condominium Documents, (iii) requires that at all times Purchaser and its representatives shall be accompanied by a representative of Seller when at the Property, and (iv) shall require Purchaser to carry, or to require its authorized agents who access the Property to carry, (x) a policy of commercial general liability insurance with a minimum limit of Two Million Dollars ($2,000,000.00) for each occurrence and Five Million Dollars ($5,000,000.00) in the aggregate for bodily injury and property damage; and (y) a workman’s compensation or employer’s liability insurance policy in accordance with the laws of the State of New York, which insurance shall name Seller, its agent, its mortgagee and the Condominium by endorsement as an additional insured under Purchaser’s general liability coverage. Purchaser agrees that its inspection activities shall not unreasonably interfere with the maintenance and operation of the Property, and Purchaser shall repair any and all damage caused to the Property directly caused by such inspection (but not for any damage associated with any pre-existing condition at the Property, unless such condition was exacerbated by Purchaser’s intentional or negligent actions or omissions). Nothing contained in this Section 9.2 shall permit Purchaser or its employees, consultants, engineers and agents to conduct any soil test or sampling, boring, digging or any other physical intrusion of the Property and/or the Improvements without the prior written consent of Seller, to be given or withheld in Seller’s reasonable discretion.

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9.3          Purchaser’s obligation to purchase the Property is expressly conditioned upon the following:

9.3.1           Seller’s timely performance in all material respects of the obligations, covenants and deliveries required of Seller under this Agreement.

9.3.2           Seller’s delivery on the Closing Date of the documents described in Section 8 of this Agreement, which are to be delivered by Seller pursuant to said Section.

9.3.3           The representations and warranties of Seller set forth in Section 7.1 of this Agreement being true and correct in all material respects as of the Closing Date as if then made (other than those representations or warranties made as of a specific date, or with reference to previously dated materials, which representations and warranties shall be true and correct as of the date thereof or as of the date of such materials, as applicable). For purposes hereof, a representation or warranty shall not be deemed to have been breached if the representation or warranty is true and correct on the date hereof, but subsequently is not true and correct in all material respects as of the Closing Date by reason of changed facts or circumstances arising after the date hereof which pursuant to this Agreement are not prohibited to have occurred and did not arise by reason of a breach of any covenant made by Seller under this Agreement.

9.3.4           Purchaser’s receipt of the Tenant Estoppels in accordance with Section 8.3 above.

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9.4          Seller’s obligation to sell the Property is expressly conditioned upon the following:

9.4.1           Purchaser’s delivery of the balance of the Purchase Price to the Escrow Agent on the Closing Date (subject to any adjustments and credits as set forth in Section 6 of this Agreement).

9.4.2           Purchaser’s delivery on the Closing Date of the documents described in Section 8 of this Agreement, which are to be delivered by Purchaser pursuant to said Section.

9.4.3           The representations and warranties of Purchaser set forth in this Agreement being true and correct in all material respects as of the Closing Date as if then made.

9.4.4           In the event that the NRSU Subdivision has not been completed prior to the actual Closing Date, any loan documents that Purchaser shall execute at or prior to the Closing which shall encumber any or all of the Units shall include a provision or other language whereby Purchaser’s lender shall promptly release the NRSU from the lien of the mortgage encumbering the applicable Unit upon the occurrence of certain events and/or the satisfaction of certain conditions by Purchaser and/or Seller (collectively, the “Lien Release Clauses”), which Lien Release Clauses shall be reasonably acceptable to Seller, in Seller’s good faith determination; provided that if Seller, in its good faith determination, deems the Lien Release Clauses to not be reasonably acceptable to Seller, then Purchaser and Seller, acting reasonably, will cooperate in good faith to conform the Lien Release Clauses so that they may be reasonably acceptable to Seller in Seller’s good faith determination.

9.5          If any of the conditions set forth in Sections 9.3 or 9.4 are not fulfilled or waived, the party benefited by such conditions may, by written notice to the other party, terminate this Agreement, whereupon all rights and obligations hereunder of each party shall terminate except those that expressly survive any termination. Either party may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of any of the conditions benefitting such party set forth in Sections 9.3 or 9.4 above. If this Agreement is terminated pursuant to this Section 9.5 as a result of any condition set forth in Sections 9.3 or 9.4, Escrow Agent shall promptly refund the Downpayment (together with all interest earned thereon) to Purchaser.

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9.6          Between the date hereof and May 6, 2019, Purchaser and Seller shall use commercially reasonable efforts to negotiate and draft a form of lease or license agreement reasonably acceptable to Purchaser and Seller (the “Seller NRSU Lease”), pursuant to which Purchaser shall lease that 429 square foot area of Unit RTL2 which contains the NRSU (as depicted on Exhibit O attached hereto) to Seller following the Closing (if at all). In the event that the parties are able to finalize a mutually acceptable form of Seller NRSU Lease, the parties shall execute an amendment to this Agreement, which amendment shall ratify the form of Seller NRSU Lease (subject to approval by Purchaser’s lender), annex the form of lease as an exhibit to the amendment and delete Section 8.7 of this Agreement (other than any terms that are defined in Section 8.7 and are used elsewhere in this Agreement).

9.6.1           In addition to such other terms as are reasonably acceptable to Purchaser and Seller, the Seller NRSU Lease shall contain the following terms:

9.6.1.1        The initial term of the Seller NRSU Lease shall be one (1) year commencing on the Closing Date; provided that Seller shall have the option to renew the Seller NRSU Lease for successive one (1) year terms for so long as (i) the NRSU Subdivision is not complete, so long as Seller is using commercially reasonable efforts to cause such completion, and (ii) Purchaser’s lender has failed to cause the NRSU to be released from the lien of the mortgage encumbering the Units.

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9.6.1.2        Seller shall pay annual fixed rent of $1 to Purchaser, which rent shall accrue and be payable, if at all, upon exercise of Seller’s purchase option to acquire the NRSU set forth in the Seller NRSU Lease.

9.6.1.3        During the term of the Seller NRSU Lease, Seller shall be obligated to pay all real estate taxes, common charges and utilities associated with the NRSU; provided that Purchaser shall pay all such amounts prior to the NRSU Reconveyance Date and be compensated by Seller therefor on the NRSU Reconveyance Date. For purposes of this paragraph, NRSU Reconveyance Date shall include 9.6.4(iii) only.

9.6.1.4        The Seller NRSU Lease shall be automatically subordinate to the lien of any mortgages encumbering the Units.

9.6.1.5        Purchaser shall not provide any warranties or representations with respect to the demised premises of the Seller NRSU Lease, and shall be released from all liability (other than liability that arises from Purchaser’s willful misconduct or failure to act in violation of the terms of the Seller NRSU Lease or this Section 9.6) as it relates to the NRSU and the NRSU Subdivision.

9.6.1.6        Purchaser shall upon the request of Seller or the Condominium, reasonably cooperate (including delivering any documents and executing any instruments and affidavits prepared by Seller at Seller’s sole cost and expense) to the extent necessary in furtherance of the recordation of the 13th Amendment, 14th Amendment and Dec/By-Law Amendment and/or obtaining the NRSU Subdivision; provided that no such document shall materially increase any obligation, or decrease or restrict any rights, of Purchaser.

9.6.1.7        Prior to the NRSU Reconveyance Date, Purchaser shall not be permitted to modify any existing loan documents encumbering Unit RTL2 (or any portion thereof), or to enter into any new loan documents to encumber Unit RTL2 (or any portion thereof) unless such modifications and/or new loan documents provide for the release of the NRSU from the mortgage promptly upon the NRSU Subdivision and Seller’s delivery of all NRSU documentation reasonably required by Purchaser’s lender (even if Purchaser is then in default under such loan).

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9.6.1.8        Seller shall not be permitted to assign the Seller NRSU Lease or sublet the NRSU.

9.6.2 In addition to those provisions set forth in Section 9.6.1, upon completion of the NRSU Subdivision and the release of the NRSU from the lien of any mortgage(s) encumbering the Units, Seller shall be deemed to have exercised its option to purchase the NRSU from Purchaser. Upon Seller’s exercise of its purchase option:

9.6.2.1        Purchaser shall execute, acknowledge and deliver a bargain and sale deed without covenants against grantor’s acts for no-consideration, together with all required conveyance tax documents relating thereto, so as to convey the NRSU to Seller as of the date of the NRSU Subdivision in its “as-is, where-is” condition as of the Closing Date.

9.6.2.2        Seller shall pay all transfer taxes (if any) and all other costs and expenses to record the deed, release of lien or otherwise due and payable by virtue of the conveyance of the NRSU from Purchaser to Seller and in connection with the purchase option set forth in this Section 9.6.2.

9.6.2.3        Purchaser shall remove and satisfy (at its sole cost and expense) any voluntary liens, encumbrances or third-party claims encumbering the NRSU, which voluntary liens, encumbrances or third-party claims Purchaser caused to encumber the NRSU between the Closing and the NRSU Reconveyance Date.

9.6.2.4        Seller shall (a) pay those reasonable fees and expenses of Purchaser’s lender (including 3rd-party attorneys’ fees and expenses actually incurred), and (b) provide such cooperation (including delivering documentation relating to the NRSU Subdivision) reasonably required by Purchaser’s lender to cause any mortgage to be released against the NRSU (provided that such release occurs promptly following the NRSU Subdivision) in an aggregate amount not to exceed TWENTY THOUSAND AND 00/100 DOLLARS ($20,000.00).

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9.6.2.5           In the event that, following five (5) Business Days’ written notice from Seller (which notice may be delivered at any time following the NRSU Subdivision and release of Purchaser’s lender’s lien against the NRSU), Purchaser shall fail or refuse to deliver to Seller (i) those documents set forth in Section 9.6.2.1, or (ii) such other reasonable documents requested by Seller, the Title Company or Purchaser’s lender in furtherance of the conveyance of the NRSU to Seller in accordance with the provisions of the Lease (which documents shall not impose any additional cost or obligation upon Purchaser and which shall be customary in a transaction of this nature), Seller shall have a limited power of attorney to execute any and all of such documents in (i) and (ii) of this Section 9.6.2.5 on Purchaser’s behalf so as to effectuate Seller’s purchase option set forth in the Seller NRSU Lease. This limited power of attorney shall be revoked immediately upon the closing of the sale of the NRSU pursuant to 9.6.2.

9.6.3           In the event that (i) the NRSU Subdivision is completed prior to the Closing Date, or (ii) Purchaser’s lender shall not approve the execution of the Seller NRSU Lease in the form negotiated and approved by Purchaser and Seller in accordance with this Section 9.6, then the parties shall not execute the Seller NRSU Lease at Closing; provided that nothing contained in this Section 9.6.3 shall be deemed to create any mortgage contingency. In the event that, despite exercising commercially reasonable efforts to negotiate and draft a form of Seller NRSU Lease, the parties cannot agree on a final form thereof, then in the event that the NRSU Subdivision has not occurred prior to the Closing Date (or the Outside Closing Date, as the case may be) the provisions of Section 8.7 of this Agreement shall apply.

9.6.4           As used in this Agreement, the term “NRSU Reconveyance Date” shall mean the date that is the earliest to occur of (i) a Sale, (ii) a Loan Enforcement Action, or (iii) the date that the NRSU is to be conveyed to Seller in accordance with the terms of this Agreement or the Seller NRSU Lease, as the case may be.

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10	Limitation on Liability of Parties.

10.1         In the event Purchaser shall default in the performance of Purchaser's obligation under this Agreement to deliver the balance of the Purchase Price at Closing and the Closing does not occur as a result thereof (a “Purchaser Default”), provided Seller is not otherwise in default of this Agreement and Seller is ready, willing and able to consummate the transaction on the Closing Date, Seller shall be entitled, as its sole and exclusive remedy, to retain the Downpayment and any interest earned thereon as and for full and complete liquidated and agreed damages for Purchaser's default, and thereupon Purchaser and any Purchaser Related Parties shall be released from any further liability to Seller hereunder, except for those provisions hereof that by their express terms survive the termination of this Agreement. SELLER AND PURCHASER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER UPON A PURCHASER DEFAULT AND THAT THE DOWNPAYMENT AND ANY INTEREST EARNED THEREON, AS THE CASE MAY BE, REPRESENTS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER UPON A PURCHASER DEFAULT. SUCH LIQUIDATED AND AGREED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR A PENALTY WITHIN THE MEANING OF APPLICABLE LAW.

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10.2         Subject to the provisions of Sections 2.3, 8.3 and 8.4 hereof, in the event that Seller shall default in the performance of Seller's obligations under this Agreement, and such default (other than Seller’s failure to timely close on the Closing Date, which shall be an immediate default, without any notice or cure) is not cured within five (5) days after notice of such default, Purchaser shall be entitled, to either (a) terminate this Agreement and receive the Downpayment by instructing Escrow Agent to pay to Purchaser the Downpayment with the interest earned thereon, if any, (a “Downpayment Return”), upon which Seller shall be released from any further liability to Purchaser hereunder for any other damages of any kind whatsoever, except for the provisions hereof which by their express terms survive the termination of this Agreement, or (b) seek specific performance of Seller's obligations hereunder; but in no event whatsoever shall Seller be obligated to pay Purchaser damages of any kind or nature, subject to the following sentence. Only in the event that an action in the nature of specific performance of this Agreement is not an available remedy to Purchaser as a result of a willful default by Seller, then Purchaser shall have all rights and remedies available to it at law or in equity; provided that in no event shall Purchaser be entitled to seek (or recover) consequential, special or punitive damages. It shall be a condition precedent to any suit for specific performance, that Purchaser shall on or before the Closing Date (or the Outside Closing Date, as the case may be), time being of the essence, fully performed all of its obligations hereunder, which are capable of being performed (other than the payment of the Purchase Price (which Seller acknowledges would be impractical if Seller is in default hereunder), so long as Purchaser can demonstrate that it had all available funds required to pay the Purchase Price had Seller not allegedly defaulted or breached the Agreement). Any action for specific performance shall be commenced within sixty (60) days after the Closing Date (or the Outside Closing Date, as the case may be), or Purchaser shall receive a return of the Downpayment (together with any interest earned thereon), it being understood that if Purchaser fails to commence an action for specific performance within sixty (60) days after the Closing Date (or the Outside Closing Date, as the case may be), Purchaser's sole remedy shall be to receive a return of the Downpayment (together with any interest earned thereon). Upon such return and delivery, this Agreement shall terminate and neither party hereto shall have any further obligations hereunder except for those that are expressly provided in this Agreement to survive the termination hereof.

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11	Fire or Other Casualty, Condemnation.

11.1         If, prior to the Closing, there shall occur (a) damage caused by fire or other casualty or (b) a taking by condemnation of the Property which would (i) cost an amount equal to three million dollars ($3,000,000.00) or more to repair, as reasonably determined by an engineer selected by Seller which is reasonably satisfactory to Purchaser; (ii) permit a Tenant under a Lease to terminate its Lease or (iii) permit a Tenant under a Lease to abate its rent thereunder for a period of not less than two (2) consecutive months pursuant to an express right therein, then, in any such event, Seller shall deliver to Purchaser written notice of such casualty or condemnation within five (5) Business Days of obtaining knowledge of same and Purchaser may elect to terminate this Agreement by written notice given to Seller within ten (10) Business Days after the date of the casualty or condemnation, in which event Seller shall promptly instruct Escrow Agent, to refund to Purchaser the Downpayment (together with all interest earned thereon), and this Agreement shall thereupon be null and void and neither party hereto shall thereupon have any further obligation to the other, except for the provisions hereof that by their express terms survive the termination of this Agreement. If Purchaser does not elect to terminate this Agreement, then the Closing shall take place as herein provided, without abatement of the Purchase Price, and Seller shall assign to Purchaser at the Closing, by written instrument, all of Seller's interest in and to any insurance proceeds or condemnation awards which may be payable to Seller on account of any such fire, casualty or condemnation, together with a credit for the amount of any deductible payable in connection with such proceeds or award, and shall deliver to Purchaser any such proceeds or awards actually theretofore paid, less any amounts due to third-parties (the “Reimbursable Amounts”) (i) actually and reasonably expended or incurred by Seller in adjusting any insurance claim or negotiating and/or obtaining any condemnation award (including, without limitation, reasonable attorneys' fees of outside counsel) and/or (ii) theretofore actually and reasonably incurred or expended by or for the account of Seller for the cost of any compliance with laws, protective restoration or emergency repairs made by or on behalf of Seller. The proceeds of rent interruption insurance, if any, shall on the Closing Date be appropriately apportioned between Purchaser and Seller.

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11.2         If, prior to the Closing, there shall be (a) damage to a Unit caused by fire or other casualty, or (b) a taking by condemnation of any part of the Property, either which would fail to satisfy any of the thresholds set forth in Section 11.1(a) of this Agreement, then, and in any such event, neither party shall have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall assign to Purchaser at the Closing, by written instrument, all of Seller's interest in any insurance proceeds or condemnation awards which may be payable to Seller on account of any such fire, casualty or condemnation together with a credit for the amount of any deductible payable in connection with such proceeds or award, or shall deliver to Purchaser any such proceeds or awards actually theretofore paid, in each case less any Reimbursable Amounts. The proceeds of rent interruption insurance, if any, shall on the Closing Date be appropriately apportioned between Purchaser and Seller.

11.3         Nothing contained in this Section 11 shall be construed to impose upon Seller any obligation to repair any damage or destruction caused by fire or other casualty or condemnation.

11.4          In the event Purchaser elects not to terminate this Agreement in accordance with Section 11.1 above, or upon the occurrence of the events set forth in Section 11.2 (a) or (b) above, Seller shall have the exclusive right to negotiate, compromise or contest the obtaining of any insurance proceeds and/or any condemnation awards prior to the Closing Date and Purchaser shall have such sole and exclusive right from and after the Closing Date.

11.5         Notwithstanding anything to the contrary contained in this Section 11, Purchaser acknowledges that the insurance covering the Real Property, including the Units, is maintained by the Condominium. Accordingly, to the extent that any insurance payable as a result of a fire or other casualty is not assignable by Seller (as owner of the Units) pursuant to the terms of the Condominium Documents, Seller shall have no obligation in connection therewith.

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12	Brokerage.

Purchaser and Seller each represent and warrant that it has not dealt with any broker, consultant, finder or like agent who might be entitled to a commission or compensation on account of introducing the parties hereto, the negotiation or execution of this Agreement or the closing of the transactions contemplated hereby other than Hodges Ward Elliott, Inc. (the “Broker”). Seller shall pay the commission due to the Broker pursuant to a separate agreement between Seller and the Broker. Purchaser and Seller agree to indemnify and hold each other and the Seller Related Parties and Purchaser Related Parties of the other harmless from and against all claims, losses, liabilities and expenses (including, without limitation, reasonable attorney’s fees and disbursements) which may be asserted against, imposed upon or incurred by such party by reason of any claim made by any other broker, consultant, finder or like agent for commissions or other compensation for bringing about this transaction or claiming to have introduced the Property to Purchaser. The provisions of this Section 12 shall survive the Closing or the termination of this Agreement.

65.

13	Closings Costs; Fees and Disbursements of Counsel.

At the Closing, and only in the event that the Closing shall occur, Seller shall pay (i) the New York State Real Estate Transfer Tax imposed pursuant to Article 31 and Section 1402 of the New York Tax Law (the “State Transfer Tax”) and the New York City Real Property Transfer Tax imposed pursuant to Title 11, Chapter 21 of the New York City Administrative Code (the “City Transfer Tax”; and together with the State Transfer Tax, the “Transfer Tax”) upon or payable in connection with the transfer of title to the Property and the recordation of the Deed, which Transfer Tax shall, at Seller's election, be allowed for out of the Purchase Price and paid by Purchaser on behalf of Seller (provided that in no event shall Purchaser’s obligation hereunder exceed the balance of the Purchase Price); (ii) the cost of recording any instruments required to discharge any liens or encumbrances required to be discharged by Seller hereunder, (iii) any expenses Seller might incur in connection with the removal of title objections in accordance with this Agreement (including any matters Seller is obligated or agrees to cure pursuant to Section 2.3 hereof and payments relating to any fines and penalties required to be paid with respect to Seller-Obligated Violations pursuant to Section 2.1.7 hereof), (iv) payments made to the Broker in accordance Section 12 of this Agreement, (v) one-half of any escrow charges by the Escrow Agent, not to exceed $1,000, and (vi) any apportionment to be made pursuant to Article 6 of this Agreement. At Closing, Seller and Purchaser shall each execute and/or swear to the returns or statements required in connection with the Transfer Tax. All such tax payments shall be made payable directly to the order of the appropriate governmental office or the Title Company who shall pay such tax payments directly to the appropriate governmental office. Upon Closing, and only in the event that the Closing shall occur, Purchaser shall pay (a) all charges for recording and/or filing the Deed, and (b) all title charges and survey costs, including the premium on Purchaser's Title Policy and/or any lender’s title policy (if any) and (c) one-half of any escrow charges by Escrow Agent, not to exceed $1,000. Each of the parties hereto shall bear and pay the fees and disbursements of its own counsel, accountants and other advisors in connection with the negotiation and preparation of this Agreement and the Closing. The provisions of this Section 13 shall survive the Closing.

14.	Notices.

Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (for the purposes of this Section collectively referred to as “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement, in order to constitute effective notice to the other party, shall be in writing and shall be deemed to have been given when (a) personally delivered with signed delivery receipt obtained, (b) when transmitted by e-mail, if followed by giving of, pursuant to one of the other means set forth in this Section 14 before the end of the first Business Day thereafter, confirmation of successful transmission to the appropriate e-mail address of the address listed below as obtained by the sender from the sender's e-mail address, or (c) upon receipt, when sent by prepaid reputable overnight courier, in each case addressed as follows:

66.

If to Seller:	MB-REEC HOUSTON PROPERTY OWNER LLC
c/o Magnum Real Estate Group
594 Broadway – Suite 1010
New York, New York 10012
Attention: Ben Shaoul
E-mail: bshaoul@magnumreg.com

with a copy to (which shall not constitute notice of service of process for purposes hereunder):

Goldberg Weprin Finkel Goldstein LLP
1501 Broadway - 22nd Floor
New York, New York 10036
Attention: Andrew W. Albstein, Esq.
E-mail: aalbstein@gwfglaw.com

If to Purchaser:	ARG NYC196ORCHARD, LLC
c/o AR Global
405 Park Avenue
New York, New York 10022
Attention: Michael Anderson, Esq.
E-mail: MAnderson@ar-global.com

with a copy to (which shall not constitute notice of service of process for purposes hereunder):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Chris Barbaruolo, Esq.
E-mail: cbarbaruolo@loeb.com

If to Escrow Agent:	Chicago Title Insurance Company
711 Third Avenue - Suite #500
New York, NY 10017
Attention: Nigel Drepaul
E-mail: nigel.drepaul@ctt.com

67.

Notices shall be valid only if served in the manner provided above. Notices may be sent by the attorneys for the respective parties and each such Notice so served shall have the same force and effect as if sent by such party.

15	Survival; Governing Law.

Except as expressly set forth in (x) this Agreement, (y) the documents described in Section 8 of this Agreement and (z) the Condominium Documents, where, in each case, such documents and provisions shall survive the Closing, the other provisions of this Agreement shall not survive the Closing. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of New York.

16	Counterparts; Captions.

This Agreement may be executed in counterparts, each of which shall be deemed an original. The captions are for convenience of reference only and shall not affect the construction to be given any of the provisions hereof. The parties may sign this Agreement and deliver same by Portable Document Format (“PDF”), by telefaxed copies or by e-mail to the other party or its counsel, and any such delivered PDF, telefaxed or e-mailed copy shall be deemed to be an original and are binding on the parties so signing, and no objection shall be made to the introduction into evidence of any PDF, telefaxed or e-mailed copy on grounds related to the PDF, telefaxed or e-mailed copy not being an original.

17	Entire Agreement; No Third Party Beneficiaries.

This Agreement (including all exhibits annexed hereto), contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived, except by written instrument signed by Purchaser and Seller, and where appropriate, Escrow Agent. Purchaser and Seller do not intend to confer any benefit hereunder on any person, firm or corporation other than Purchaser and Seller. The provisions of this Section 17 shall survive the Closing.

68.

18	Waivers; Extensions.

No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

19	No Recording.

The parties hereto agree that neither this Agreement nor any memorandum or notice hereof shall be recorded. Any recordation or attempted recordation by Purchaser shall constitute a Purchaser's Default. Notwithstanding the foregoing, if Purchaser seeks to enforce specific performance in accordance with the terms of this Agreement, any filing by or on behalf of Purchaser of any notice of pendency, lis pendens or any other instrument against the Property in furtherance of such action for specific performance shall be permitted hereunder.

20	Assignment.

Purchaser shall neither assign its rights nor delegate its obligations hereunder without obtaining Seller's prior written consent, which consent may be granted or withheld in Seller's sole discretion. In connection with any assignment permitted or consented to hereunder, such assignee shall assume in writing all of the assignor's obligations under this Agreement in form and substance satisfactory to Seller, provided that Purchaser originally named herein shall not be relieved from its obligations under this Agreement. Any other purported or attempted assignment or delegation without obtaining Seller's prior written consent or not otherwise permitted hereunder shall be void and of no effect. Any change in control of Purchaser or of any of the direct or indirect ownership interests in Purchaser, at any level or tier of ownership, whether in one transaction or a series of transactions, shall constitute an assignment for purposes of this Section 20. No consent given by Seller to any transfer or assignment of Purchaser's rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Purchaser's rights or obligations hereunder. Purchaser shall not resell the Property or any part thereof through a “double escrow” or other similar procedure without Seller's prior written consent, which consent may be granted or withheld in Seller's sole discretion. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable.

69.

21	Pronouns, Joint and Several Liability.

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require. If Purchaser consists of two or more parties, the liability of such parties shall be joint and several.

22	Successors and Assigns.

This Agreement shall bind and inure to the benefit of Seller, Purchaser and their respective permitted successors and permitted assigns.

23	Escrow.

23.1         Upon receipt by Escrow Agent of the Downpayment, provided that a completed and signed Request for Taxpayer Identification Number and Certification (Form W-9) and any other documentation required in connection with the placement of the Downpayment in an interest bearing account are provided to Escrow Agent, Escrow Agent shall cause the Downpayment to be deposited into an interest bearing account at Citibank, N.A. (the “Escrow Account”). Any interest earned on the Downpayment shall be deemed to be part of the Downpayment and shall be delivered by Escrow Agent to the party entitled to receive the Downpayment at Closing or upon termination of this Agreement in accordance with the terms hereof. The party receiving the Downpayment shall pay any income taxes payable thereon.

70.

23.2       Escrow Agent shall acknowledge receipt of the Downpayment and agrees to hold the Downpayment in the Escrow Account pursuant to the provisions of this Agreement for application in accordance with the provisions hereof, upon the following terms:

23.2.1           Escrow Agent shall have no duties or responsibilities other than those expressly set forth herein. Escrow Agent shall have no duty to enforce any obligation of any person to make any payment or delivery or to enforce any obligation of any person to perform any other act. Escrow Agent shall be under no liability to the other parties hereto or to anyone else by reason of any failure on the part of any party hereto or any maker, guarantor, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document. Except for amendments to this Agreement expressly approved by Escrow Agent and except for joint instructions given to Escrow Agent by Seller and Purchaser relating to the Downpayment, Escrow Agent shall not be obligated to recognize any agreement between any or all of the persons referred to herein, notwithstanding that references thereto may be made herein and whether or not it has knowledge thereof.

23.2.2           Escrow Agent is acting as a stakeholder only with respect to the Downpayment. Promptly after the receipt by Escrow Agent of (a) notice of any demand by either party claiming that it is entitled to the Downpayment or (b) any other claim or the commencement of any action, suit or proceeding by either party, Escrow Agent shall, if a claim in respect thereof is to be made against any of the other parties hereto, send a copy of such notice to the other party and inform the other party of such claim; but the failure by Escrow Agent to give such notice shall not relieve any party from any liability which such party may have to Escrow Agent hereunder. If Escrow Agent shall receive written notice from either Purchaser or Seller within ten (10) Business Days after it has notified both parties of the delivery of notice of any demand by either party claiming that it is entitled to the Downpayment, instructing Escrow Agent to not deliver the Downpayment to the other party or to otherwise hold the Downpayment, Escrow Agent shall take no action and shall continue to hold the Downpayment until it has received instructions in writing concurred to by Seller and Purchaser or until directed by a final order of judgment of a court of competent jurisdiction, whereupon Escrow Agent shall take such action in accordance with such instructions or such order.

71.

23.2.3           It is understood and agreed that the duties of Escrow Agent are purely ministerial in nature and Escrow Agent is acting hereunder without charge as an accommodation to Purchaser and Seller. Escrow Agent may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by Escrow Agent to be genuine and to be signed or presented by the proper person or persons. Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a final judgment or decree of a court of competent jurisdiction in the State of New York, or a Federal court in such jurisdiction or a writing delivered to Escrow Agent signed by the proper party or parties and, if the duties or rights of Escrow Agent are affected, unless it shall give its prior written consent thereto.

23.2.4           Except in connection with Escrow Agent’s willful misconduct or gross negligence, Escrow Agent shall be indemnified and held harmless jointly and severally by the other parties hereto from and against any and all expenses or loss suffered by Escrow Agent (as Escrow Agent), including reasonable third-party attorneys’ fees actually incurred, in connection with any action, suit or other proceeding involving any claim, which arises out of or relates to this Agreement, the services of Escrow Agent hereunder or the monies held by it hereunder.

23.2.5           Intentionally omitted.

72.

23.2.6            Escrow Agent may resign at any time as Escrow Agent hereunder upon giving ten (10) days’ prior written notice to that effect to both Seller and Purchaser. In such event, the successor Escrow Agent shall be a nationally recognized title insurance company selected by Purchaser and acceptable to both Seller and Purchaser. Such party that will no longer be serving as Escrow Agent shall deliver, against receipt, to such successor Escrow Agent, the Downpayment held by such party, to be held by such successor Escrow Agent pursuant to the terms and provisions of this Agreement. If no such successor has been designated on or before such party ceases to be Escrow Agent hereunder, whether by resignation or otherwise, its obligations as Escrow Agent shall continue until such successor is appointed; provided, however, its sole obligation thereafter shall be to safely keep all monies then held by it and to deliver the same to the person, firm or corporation designated as its successor or until directed by a final order or judgment of a court of competent jurisdiction, whereupon Escrow Agent shall make disposition thereof in accordance with such order; provided further, however, that such Escrow Agent, in such event, shall deliver the Downpayment against receipt, to any bank or trust company or title insurance company operating in New York City selected by such party. If no successor Escrow Agent is designated and qualified within five (5) days after its resignation is effective, such party that will no longer be serving as Escrow Agent may apply to any court of competent jurisdiction for the appointment of a successor Escrow Agent. Further, notwithstanding anything contained in this Section 23 to the contrary, if Escrow Agent shall have received a notice of objection as provided for in Section 23.2.2 above within the time therein prescribed, or shall have received at any time before actual disbursement of the Downpayment a written notice signed by either Seller or Purchaser disputing entitlement to the Downpayment, Escrow Agent shall have the right, upon written notice to both Seller and Purchaser, (a) to deposit the Downpayment, together with the interest earned thereon with the Clerk of the Court in which any litigation is pending and/or (b) to take such reasonable affirmative steps as it may, at its option, elect in order to terminate its duties as Escrow Agent, including, without limitation, the depositing of the Downpayment, together with the interest earned thereon, with a court of competent jurisdiction and the commencement of an action for interpleader, the costs thereof to be borne by whichever of Seller or Purchaser is the losing party, and thereupon Escrow Agent shall be released of and from all liability hereunder except for any previous gross negligence or willful misconduct.

73.

24.         Tax Proceedings.

From and after the date hereof until the Closing, Seller is hereby authorized to continue any proceeding or proceedings now pending for the reduction of the assessed valuation of the Property, and in Seller's sole discretion at its sole cost and expense to litigate or settle same; provided, however, that Purchaser shall be entitled to that portion of any refund relating to the period occurring after the Closing after payment to Seller of all costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, incurred by Seller in obtaining such refund. Seller shall not commence any proceeding for the reduction of the assessed valuation of the Property from and after the date of this Agreement without Purchaser’s consent (which may be withheld in Purchaser’s sole and absolute discretion). Purchaser shall deliver to Seller, reasonably promptly after request therefor, receipted tax bills and canceled checks used in payment of such taxes and shall execute any and all consents or other documents, and do any act or thing necessary for the collection of such refund by Seller. Any refunds or credits due for the periods prior to Purchaser's ownership of the Property shall remain the sole property of Seller. The provisions of this Section 24 shall survive the Closing.

74.

25.         Confidentiality.

Until Closing, Purchaser covenants and agrees not to communicate the terms or any aspect of this Agreement and the transactions contemplated hereby to any person or entity and to hold, in the strictest confidence, the content of any and all information in respect of the Property which is supplied by Seller to Purchaser, without the express written consent of Seller; provided, however, that Purchaser may, without consent, disclose the terms hereof and the transactions contemplated hereby (a) to its respective advisors, consultants, attorneys, accountants, indirect shareholders and other investors, lenders and prospective (the “Transaction Parties”) without the express written consent of Seller, so long as any such Transaction Parties to whom disclosure is made shall also agree to keep all such information confidential in accordance with the terms hereof and (b) if disclosure is, in the reasonable opinion of Purchaser’s internal or external attorneys, deemed to be reasonably necessary pursuant to applicable law, rule, regulation or as may be required by regulatory, judicial or other compulsory process, provided that in such event Purchaser shall use reasonable efforts to the extent practicable notify Seller in writing of such required disclosure, shall exercise commercially reasonable efforts to preserve the confidentiality of the confidential documents or information, as the case may be, including, without limitation, reasonably cooperating with Seller, at its sole cost and expense, to obtain an appropriate order or other reliable assurance that confidential treatment will be accorded such confidential documents or information, as the case may be, by such tribunal and shall disclose only that portion of the confidential documents or information which it is legally required to disclose. If this Agreement is terminated, such confidentiality shall be maintained and Purchaser and the Transaction Parties will destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained thereby in connection with this Agreement that are subject to such confidence, with any such destruction confirmed by Purchaser and the Transaction Parties in writing. The foregoing confidentiality obligations shall not apply to the extent that any such information is a matter of public record or is provided in other sources readily available to the real estate industry other than as a result of disclosure by Purchaser or the Transaction Parties. Neither party shall issue (or direct to be issued) a press-release relating to the sale of the Units (whether prior or subsequent to Closing) without the consent of the other party as to timing, form and content. Purchaser hereby indemnifies Seller against, and holds Seller harmless from, any and all claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees and disbursements) arising in connection with Purchaser's obligations under this Section 25. The provisions of this Section 25 shall survive the Closing.

75.

26.         Intentionally Omitted.

27.         Additional Provisions.

27.1         Purchaser acknowledges that Seller may be disposing of the Property as part of an IRC Section 1031 Tax Deferred Exchange for Seller's benefit. Purchaser agrees to use its reasonable efforts to assist and cooperate in such exchange for the benefit of Seller provided that the Closing Date shall not be accelerated or adjourned, and Purchaser shall incur no liability, cost or expense and will execute any and all documents, subject to the reasonable approval of its counsel, as are reasonably necessary in connection with such exchange, including but not limited to taking title to and conveying title to any other property designated by Seller as part of such exchange.

27.2         TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

27.3        Without limiting the provisions of Section 3.3 hereof, in the event by reason of the existing mortgage on the Units, a mortgage recording tax credit becomes available pursuant to Section 339-ee(2) of the New York Condominium Act or otherwise which reduces what would otherwise be payable as the mortgage tax to record any mortgage obtained by Purchaser to finance the purchase of the Units, which credit is actually realized by Purchaser at the Closing, Seller will be reimbursed by Purchaser at Closing for fifty (50%) percent of any mortgage tax credit to which Purchaser actually receives the benefit at Closing. Seller shall request, and shall use commercially reasonable efforts to obtain, cooperation from its mortgage lender as may be necessary to obtain any such mortgage recording tax savings credit and Purchaser shall pay one-half (1/2) of all the costs and expenses of the mortgagee and the mortgagee’s counsel that may be charged in connection therewith. Purchaser acknowledges that the cooperation of any existing mortgage holder in assigning any mortgage is not a condition to Closing hereunder.

76.

27.4.        For the purposes of this Agreement, the capitalized term “Business Day(s)” means any day of the year except Saturdays, Sundays and national holidays on which banks are required by law to close in New York City. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

27.5.         Intentionally omitted.

27.6         The parties acknowledge that the Property is comprised of, inter alia, three (3) separate Units. Notwithstanding that there are three (3) separate Units, the parties agree that there shall be one Closing and Purchaser shall not be permitted to acquire one Unit and not any of the others, it being the intent and agreement of the parties that the sale and acquisition of all Units to be sold shall occur contemporaneously subject to and in accordance with the terms of this Agreement. A default by either party in connection with any Unit shall be deemed a default in connection with all Units.

[SIGNATURES ON THE FOLLOWING PAGE]

77.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

SELLER:

MB-REEC HOUSTON PROPERTY OWNER LLC

By:	/s/ Jordan Brill
	Name:	Jordan Brill
	Title:	Authorized Signatory

PURCHASER:

ARG NYC196ORCHARD, LLC

By:	/s/ Michael Anderson
	Name:	Michael Anderson
	Title:	Authorized Signatory

ESCROW AGENT:

SOLELY FOR THE PURPOSES OF CONFIRMING
THE PROVISIONS OF ARTICLE 23:

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Timothy P. Ring
	Name:	Timothy P. Ring
	Title:	VP

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SCHEDULE OF EXHIBITS

Exhibit A	Legal Description

Exhibit B	Rent Roll

Exhibit C	Additional Permitted Exceptions

Exhibit D	Units Deed

Exhibit E	Assignment of Leases

Exhibit F	Notice to Tenants

Exhibit G	Bill of Sale

Exhibit H	Common Charges

Exhibit I	Condominium Documents

Exhibit J	Form of Tenant Estoppel Certificates

Exhibit K	Title Exhibit

Exhibit L-1	Proposed 13th Amendment to Offering Plan

Exhibit L-2	Proposed 14th Amendment to Offering Plan

Exhibit M	Pending Certiorari Proceedings

Exhibit N	Requirements for Dec/By-Law Amendment

Exhibit O	Area of NRSU

79